EXHIBIT 10.40

Confidential Treatment(1)

LICENSE

AGREEMENT

between

ANIKA THERAPEUTICS, INC.

and

ORTHO-MCNEIL PHARMACEUTICAL, INC.

acting through its

ORTHONEUTROGENA DIVISION

(1) Redacted portions have been marked with brackets containing asterisks ([***]).  The redacted portions are subject to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

i

This License Agreement (this “Agreement”) is made effective as of July 23, 2004 by and between ANIKA THERAPEUTICS, INC., a Massachusetts corporation, having a place of business at 160 New Boston Street, Woburn, Massachusetts 01801 (“ANIKA”), and Ortho-McNeil Pharmaceutical, Inc., a Delaware corporation (hereinafter referred to as “ORTHO”), acting through its OrthoNeutrogena Division and having a place of business at 5760 W. 96th Street, Los Angeles, CA  90045.  ANIKA and ORTHO are each referred to by name or as a “Party” or, collectively, as the “Parties.”  For the avoidance of doubt, obligations of ORTHO hereunder are to be performed by the OrthoNeutrogena Division of ORTHO.

RECITALS

1.                                                          ANIKA develops, manufactures and commercializes therapeutic products and devices.  Furthermore, ANIKA has been developing a proprietary product intended for use in cosmetic dermatological procedures, including cosmetic tissue augmentation.

2.                                                          On January 29, 2004, ANIKA submitted an IDE to the FDA for a preparation containing HA and [******] intended for use in the correction of soft tissue contour deficiencies, such as wrinkles, folds, and acne scars.

3.                                                          ORTHO possesses development and commercialization capabilities, as well as proprietary technology in dermatological and cosmetic fields.

4.                                                          ANIKA desires to license specified hyaluronic acid preparations to ORTHO so that ORTHO may develop, commercialize, distribute and sell such preparation for indications and applications within the Field and in the Territory as provided herein.

5.                                                          ANIKA also desires to supply such specified hyaluronic acid preparations for use by ORTHO in the commercialization of such preparations pursuant to the terms of this Agreement.

6.                                                          ANIKA, ORTHO, and PSGA Division of ORTHO, have concurrently entered into the Quality Agreement, attached hereto as Exhibit E, as of the date hereof.

7.                                                          Unless defined elsewhere in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth in Article I.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I - DEFINITIONS

When used in this Agreement, each of the following terms, when capitalized in their initials, shall have the meaning set forth below.  The term shall have the same meaning whether the singular or plural form is used.

“Activities” shall have the meaning set forth in Section 3.1(b) of this Agreement.

“Additional Amount” shall have the meaning set forth in Section 3.1(b) of this Agreement.

“Adverse Knowledge” shall have the meaning set forth in Section 6.10(c) of this Agreement.

“Affiliate” of a Party means any company or entity which controls, is controlled by or is under common control with such Party, where control, for purposes of this definition, means (i) the possession, directly or indirectly, of the power to direct the management or policies of a Person or to veto any material decision relating to the management or policies of a Person or a majority of the composition of the board of directors (or similar governing body), in each case, whether through the ownership of voting securities, by contract or otherwise, or (ii) the Beneficial Ownership, directly or indirectly, of at least 50% of the voting securities of a Person.  “Beneficial Ownership” shall be determined in compliance with Rule 13d-3 of the Securities Exchange Act of 1934.

“Agreement” shall have the meaning set forth in the first paragraph hereto.

“Alternative Supplier” shall have the meaning set forth in Section 6.10(a) of this Agreement.

“Alternative Supplier Agreement” shall have the meaning set forth in Section 6.10(a) of this Agreement.

“ANIKA Diverted Products” shall have the meaning set forth in Section 14.2(b) of this Agreement.

“ANIKA Grey Market Products” shall have the meaning set forth in Section 14.1(b) of this Agreement.

“ANIKA Know-How” means Information in ANIKA’s Control, which is developed or acquired by ANIKA, either as of the Effective Date or at any time during the Term of this Agreement, which relates to the use of a Licensed Product in the Field.  Notwithstanding anything herein to the contrary, ANIKA Know-How excludes ANIKA Patents.

“ANIKA Patents” means any patent granted by any governmental authority in any jurisdiction within the Territory relating to a Licensed Product, which Patent is Controlled by ANIKA during the term of this Agreement.  ANIKA Patents shall also include Joint Patents.  A list of current ANIKA Patents (including patent applications) is recited in Exhibit G.

“Applicable Law” means, with respect to Licensed Product in any country in the Territory, all domestic, foreign, national, federal, state, local, governmental, judicial, arbitral and other laws, statutes, codes, treaties, conventions, rules, regulations, judgments, awards, orders, directives and other pronouncements having the effect of law or similar binding effect, governing the sale or use of a medical device or drug, including, importation and manufacture (where manufacture is required) in the Field in such country.

“Audit” shall have the meaning set forth in Section 5.6(e) of this Agreement.

“Average Sales Price” shall have the meaning set forth in Section 6.2(c)(iii) of this Agreement.

“Bankruptcy Code” shall have the meaning set forth in Section 17.16 of this Agreement.

“Business Day” means a day on which banking institutions in New York, New York are open for business.

“Calendar Quarter” means a quarter in a Calendar Year and as defined by the J&J Universal Calendar.

“Calendar Year” means those twelve months as defined by the J&J Universal Calendar.

“Claiming Party” shall have the meaning set forth in Section 13.6 of this Agreement.

“Commercial Period” means, with respect to any Licensed Product in any country in the Territory, the period commencing upon the receipt of the first Regulatory Approval for such Licensed Product in such country and ending upon the termination of this Agreement.

“Competing Product” shall have the meaning set forth in Article XI (i) of this Agreement.

“Confidential Information” shall have the meaning set forth in Section 7.1 of this Agreement.

“Control” or “Controlling” means owned by or possesses the right to grant a license or sublicense without violating the terms of any agreement with any Third Party.

“Current Development Plan” shall have the meaning set forth in Section 2.1(a) of this Agreement.

“Current Licensed Product” shall mean the HA Product containing lidocaine being developed pursuant to the Current IDE.

“Current IDE” means IDE No. G040014 filed January 29, 2004, as may be further supplemented, amended or augmented from time to time.

“Customers” shall have the meaning set forth in the definition of Net Sales in Article I.

“Date of First Sale” means the date on which an ORTHO Seller first sells a Licensed Product to an unaffiliated Third Party in an arms length commercial transaction in conjunction with a commercial launch of such Licensed Product in the applicable country pursuant to a launch plan reviewed by the Steering Committee.

“Develop” or “Development” means all activities relating to obtaining Regulatory Approval of Licensed Products within the Field and Territory, including, but not limited to, chemical and analytical development, clinical and pre-clinical testing, toxicology, formulation, manufacturing process development, quality assurance and quality control, pharmacokinetics, clinical studies, development of kits and/or development of indications, applications and/or formulations.

“Development Invention” shall have the meaning set forth in Section 8.1 of this Agreement.

“Dispute” shall have the meaning set forth in Section 16.2 of this Agreement.

“Dollars” or “$” means lawful money of the United States in immediately available funds.

“Effective Date” means the last date of execution of this Agreement referred to above.

“Europe” means, from time to time, the member states of the European Union, including any successor states thereto; provided, however, that from and after June 30, 2006, Europe shall mean those member states of the European Union as of June 30, 2006.

“Failure to Supply” shall have the meaning set forth in Section 6.10(a) of this Agreement.

“FDA” means the United States Food and Drug Administration or any successor agency.

“Field” means injectable products for use in cosmetic dermatology procedures in humans, including but not limited to, the correction of soft tissue contour deficiencies such as wrinkles, folds, and scars, and the enlargement and/or smoothing of the appearance of lips.

“Filing Party” shall have the meaning set forth in Section 8.4 of this Agreement.

“Forecast” shall have the meaning set forth in Section 6.3(a) of this Agreement.

“cGMP” means current Good Manufacturing Practices as such term is generally understood in the medical device industry.

“HA” means a hyaluronic acid whether as an acid, a pharmaceutically acceptable salt, or a mixture thereof, in any solid or solution phase form thereof, including, but not limited to, cross-linked hyaluronic acid derivatives such as cross-linked biscarbodiimide hyaluronic acid derivatives.

“HA Product” shall mean a product containing a cross-linked biscarbodiimide HA for use in the Field.

“IDE” shall mean the investigational device exemption filed with the FDA as defined in 21 CFR Part 812.

“Information” means technical information, techniques and data, whether in writing or not, generally not known to the public, relating to the use of Licensed Product in the Field and including techniques and data, including, but not limited to, screens, models, inventions, practices, methods, knowledge, know-how, skill, experience, test data including pharmacological, toxicological and clinical test data, analytical and quality control data, marketing, pricing, distribution, sales, manufacturing data, and patent and legal data or descriptions.

“Initial Average Sales Price” shall have the meaning set forth in Section 6.2(c)(i) of this Agreement.

“Initial Estimated Transfer Price” shall have the meaning set forth in Section 6.2(d)(i) of this Agreement.

“Initial Payment Period” shall have the meaning set forth in Section 6.2(d)(i) of this Agreement.

“Initial Payment Period Report” shall have the meaning set forth in Section 6.2(d)(ii) of this Agreement.

“Initial Period” shall have the meaning set forth in Section 6.2(c)(i) of this Agreement.

“J&J Universal Calendar” means the annual calendar put forth by Johnson & Johnson describing scheduled monthly, quarterly and yearly accounting periods for the purposes of calculating net sales, royalty payments and sales based milestone payments.

“Joint Patents” shall have the meaning set forth in Section 8.1 of this Agreement.

“Launch Year” means the twelve (12) month period following the Date of First Sale of the Licensed Product in the United States.

“Licensed Product(s)” means the Current Licensed Product and any HA Product developed pursuant to Article 2 of this Agreement.

“License Period” shall have the meaning set forth in Section 6.10(b) of this Agreement.

“Marketing Territory” shall have the meaning set forth in Section 3.1(b) of this Agreement.

“Net Sales” means, consistent with, in the United States, generally accepted accounting principles and, in the rest of the Territory, ORTHO worldwide practices and procedures, and in each such case as consistently applied with respect to all Licensed Products, the amount invoiced by ORTHO Sellers to Customers for sales of Licensed Product in the Territory, less accruals estimated, credits taken, and actual payments (to the extent not previously accrued) made for:  (i) discounts, including, but not limited to, cash discounts, discounts to managed care or similar organizations or government organizations, rebates paid, credited, accrued or actually taken, including government rebates such as Medicaid charge backs or rebates, and retroactive price reductions or allowances actually allowed or granted from the billed amount, and commercially reasonable and customary fees paid to wholesalers, buying groups, hospitals or physicians, excluding any distributors or sublicensees (“Customers”), (ii) credits or allowances actually granted upon claims, rejections or returns of such sales of Licensed Products, including recalls (provided such recalls are in accordance with Section 6.9 of this Agreement and except to the extent ANIKA has otherwise paid for such recall), (iii) taxes, duties or other governmental charges levied on or measured by the billing amount when included in billing, as adjusted for rebates, charge-backs, and refunds (and similar adjustments), (iv) actual write-offs for uncollectible accounts, provided, however, that if collected at a later date, such amounts will be added to Net Sales, and (v) freight, postage, shipping and insurance charges paid for delivery of such Licensed Products, to the extent billed and reflected on the invoices.  For purposes of calculating “Net Sales,” (a) a Licensed Product shall be considered “sold” upon the invoicing of such Licensed Product by an ORTHO Seller to a Third Party and (b) under no circumstances shall any Samples be included.

“Original Forfeiture Date” shall have the meaning set forth in Section 3.1(b) of this Agreement.

“ORTHO Diverted Products” shall have the meaning set forth in Section 14.2(a) of this Agreement.

“ORTHO Grey Market Products” shall have the meaning set forth in Section 14.1(a) of this Agreement.

“OrthoNeutrogena Division” shall mean the business that focuses primarily on the marketing and sale of dermatological prescription and other skincare products to healthcare providers and operates under the tradename “OrthoNeutrogena” as a separate, unincorporated division of the ORTHO legal entity, or any successor entity or entities thereto, whether incorporated or otherwise, that engages in the same of similar business.

“ORTHO Sellers” means ORTHO and its permitted sublicensees under Section 4.1.

“Patent” means (i) valid and enforceable patent, including any extension, registration, confirmation, reissue, continuation, divisional, continuation-in-part, re-examination or renewal thereof, and (ii) pending applications for letters patents, in any jurisdiction within the Territory.

“Patent Costs” means the reasonable fees and expenses paid to outside legal counsel and other Third Parties, and filing and maintenance expenses, incurred in connection with the establishment and maintenance of rights under Patents.

“Payment Event” shall have the meaning set forth in Section 5.2(a) of this Agreement.

“Per Unit Overpayment” shall have the meaning set forth in Section 6.2(d)(iii) of this Agreement.

“Per Unit Underpayment” shall have the meaning set forth in Section 6.2(d)(iii) of this Agreement.

“Person” shall mean any natural person, corporation, firm, limited liability corporation, limited liability partnership, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

“PMA” means a premarket approval application filed with the FDA as defined in 21 CFR Part 814, or if a PMA is not the appropriate filing, then the suitable filing required to obtain Regulatory Approval.

“Quality Agreement” shall mean the Quality Agreement attached hereto as Exhibit E, as may be amended from time to time by the parties of the Quality Agreement.  The Quality Agreement shall terminate upon the termination or expiration of this Agreement unless otherwise agreed to in writing by the parties of the Quality Agreement.

“Raw Materials” shall mean the materials, components, and packaging required to manufacture and package the Licensed Product in accordance with the Specifications.

“Reference Quarter” shall have the meaning set forth in Section 6.2(c)(iii) of this Agreement.

“Regulatory Approval Application” means an application for Regulatory Approval required before commercial sale or use of a Licensed Product as a drug or a medical device in a regulatory jurisdiction.

“Regulatory Approval” shall mean, with respect to any country in the Territory, all approvals, clearances, registrations and permits required under Applicable Law for first use or sale of a medical device or drug.

“Rest of the World Countries” shall mean all countries in the Territory with the exception of the United States and countries in Europe.

“Retained Sample” shall have the meaning set forth in Section 6.8 of this Agreement.

“Royalty Products” shall have the meaning set forth in Section 5.3(a) of this Agreement.

“Samples” shall have the meaning set forth in Section 3.4 of this Agreement.

“Second Period” shall have the meaning set forth in Section 6.2(c)(ii) of this Agreement.

“Second Period Average Sales Price” shall have the meaning set forth in Section 6.2(c)(ii) of this Agreement.

“Section 3.2(a) Date” shall have the meaning set forth in Section 3.2(a) of this Agreement.

“Section 3.3(b) Date” shall have the meaning set forth in Section 3.3(b) of this Agreement.

“Shipping Point” shall have the meaning set forth in Section 6.6(b) of this Agreement.

“Specifications” shall mean the specifications for the composition, manufacture, packaging, label, and/or quality control of all Licensed Product as set forth by the Steering Committee pursuant to Section 15.4(iii) of this Agreement.  As of the date hereof, the Specifications for the Current Licensed Product is attached hereto as Exhibit A, made a part hereof and shall be deemed to have been agreed upon by the Steering Committee, and which such Specifications may from time to time be amended by the Parties or amended in accordance with the provisions of this Agreement.

“Steering Committee” shall have the meaning set forth in Article 15.1 of this Agreement.

“Subsequent Product” shall have the meaning set forth in Section 5.2(a) of this Agreement.

“Term” shall have the meaning set forth in Section 12.1 of this Agreement.

“Territory” means the world with the exception of those countries that revert to ANIKA pursuant to Sections 3.1, 3.2, and 3.3 of this Agreement.

“Third Party” means any entity other than ANIKA, ORTHO or any Affiliates of ANIKA or ORTHO.

“Top Two Rest of the World Countries” shall have the meaning set forth in Section 3.3(a) of this Agreement.

“Total Initial Units” shall have the meaning set forth in Section 6.2(c)(i) of this Agreement.

“Total Second Period Units” shall have the meaning set forth in Section 6.2(c)(ii) of this Agreement.

“Unit” shall mean each syringe containing Licensed Product.

“Unit Price” shall have the meaning set forth in Section 6.2(c) of this Agreement.

“Validity Challenge Claim” shall have the meaning set forth in Section 8.6(i) of this Agreement.

ARTICLE II - PRODUCT DEVELOPMENT

2.1.                              Development Responsibilities for the Current Licensed Product.

(a)                                  ANIKA, at the direction of and oversight by the Steering Committee, shall be responsible for and shall use commercially reasonable efforts in conducting the Development of Current Licensed Product and obtaining Regulatory Approval of the Current Licensed Product worldwide (other than the conducting of clinical trials (i) in the United States for the purpose of obtaining additional label claims for the Current Licensed Product and (ii) outside of the United States which shall be the responsibility of ORTHO as set forth below in Section 2.1(d)) pursuant to a development plan and budget agreed to by the Steering Committee.  The current development plan for the Current Licensed Product for the United States, including the corresponding budget, is attached hereto as Exhibit H (“Current Development Plan”) (which, for purposes of this Agreement, shall be deemed to have been agreed upon by the Steering Committee).  The Current Development Plan may be modified from time to time by the Steering Committee to the extent set forth in Section 15.4, such as expanding the Current Development Plan to include any Development activities outside of the United States.

(b)                                 ORTHO, at the request of ANIKA, shall provide reasonable assistance to ANIKA in conducting such Development for the Current Licensed Product, including, but not limited to, reviewing clinical trials, Regulatory Applications, proposed labeling for the Current Licensed Product, and third party contracts for such services.  Notwithstanding anything to the contrary contained herein, upon reasonable request by ORTHO, ANIKA agrees to set up a meeting or initiate contact with the FDA in connection with the Current Licensed Product.  In such meeting or contact, ORTHO shall be permitted to communicate and interact directly with the FDA and other regulatory authorities (in jurisdictions where Regulatory Approval is being sought) in connection with a Regulatory Approval; provided that (a) ORTHO shall notify ANIKA in advance of such desired communications or interaction (including the probable substance thereof); (b) ANIKA facilitates and coordinates such communications or interaction; and (c) a representative of ANIKA shall be present for and participate during such communications or interaction.  In addition, ANIKA shall also provide ORTHO with reasonable prior notice, if known in advance by ANIKA, of any material meetings or conversations with any Regulatory Authority related to the Current Licensed Product and ORTHO shall have the right to participate in such meetings or conversations to the extent ORTHO timely makes representatives available.

(c)                                  ORTHO shall reimburse ANIKA’s reasonable internal and out-of-pocket expenses pursuant to the budget set forth in the Current Development Plan relevant to Development of the Current Licensed Product in the United States; provided, however, that although the budget of the Current Development Plan is estimated, as of the date of this Agreement, at [***********************************], any such reimbursement pertaining to the clinical trial in the United States shall not exceed [***************************** *******************] except to the extent that such additional expenses are a result of modifications to the clinical trial in the United States as presently contained in the Current Development Plan that are requested in writing by ORTHO pursuant to a budget provided by ANIKA, in which case all such additional expenses shall be reimbursed by ORTHO without being included in the [******************************************] reimbursement cap.  ANIKA shall invoice ORTHO within thirty (30) days of the end the Calendar Quarter for such reasonable internal and out-of-pocket costs incurred that are attributable to the Development of the Current Licensed Product and set forth in the budget during such Calendar Quarter (or which were previously incurred prior to the Effective Date or which have otherwise been approved by the Steering Committee).  ORTHO shall reimburse ANIKA for such costs within thirty (30) days of receipt of such invoice.  Such reimbursable costs may include, but not be limited to, the costs of hiring contract research organizations and clinical trial costs, and the filing and maintenance costs of Regulatory Applications. Such invoice shall itemize those Development activities completed during such Calendar Quarter and the costs associated with each activity, and such invoice shall also include reasonable documentation demonstrating the completion and/or costs associated with such activities.  If ORTHO disputes the validity of any invoice provided by ANIKA hereunder, the Parties shall endeavor to resolve the dispute in good faith.  If ORTHO does not indicate in writing to ANIKA the basis for any dispute of an invoice within ninety (90) days of receipt of such invoice, the validity of the underlying amounts shall be deemed automatically accepted by ORTHO.  If, after one hundred twenty (120) days from the original receipt of an invoice by ORTHO, the Parties are unable to resolve a disagreement, the matter shall be submitted to arbitration in accordance with Article XVI.  In addition, subject to the same dispute resolution procedures contained in the previous three sentences, ORTHO agrees to reimburse ANIKA within thirty (30) days of the receipt of applicable invoices with respect to those Development activities completed as of the Effective Date, which such invoices ANIKA agrees to deliver as promptly as practicable following the Effective Date, and ORTHO agrees that such costs shall be deemed valid unless they are determined to have been unreasonable as of the time incurred.  Notwithstanding the foregoing, if at any time it is determined that an invoice delivered pursuant to this Section 2.1(c) contained an obvious, clear or manifest error resulting in an incorrect payment by ORTHO, either Party may dispute the validity of the invoice, and, if the Parties are unable to resolve such disagreement within thirty (30) days of notice to the other Party of the dispute, the matter shall be submitted to arbitration in accordance with Article XVI.

(d)                                 ORTHO, at the direction of and oversight by the Steering Committee, shall be responsible for conducting clinical trials, if any, of Current Licensed Product (i) in the United States for the purpose of obtaining additional label claims for the Current Licensed Product and (ii) outside the United States.  All expenses associated with such Development activities shall be the sole cost and responsibility of ORTHO.  Upon ORTHO’s written request or as set forth in Steering Committee minutes kept pursuant to Section 15.2(c), ANIKA shall provide reasonable assistance to ORTHO in conducting such Development for Current Licensed Product; provided that any expenses of ANIKA associated therewith shall be the responsibility of ORTHO.

(e)                                  In addition to the provisions of Section 2.1(c) and (d), ORTHO shall reimburse ANIKA’s reasonable internal and out-of-pocket costs that are attributable to the Development of the Current Licensed Product outside of the United States to the extent such costs are set forth in the budget included in the Current Development Plan (as may be expanded as contemplated pursuant to Section 2.1(a)) or which have otherwise been approved by the Steering Committee.

2.2.                              Development Responsibilities for Other HA Products.

(a)                                  Should the Steering Committee decide to Develop HA Products other than the Current Licensed Product, ANIKA at the direction and oversight of the Steering Committee, shall be responsible for the Development of such products pursuant to applicable development plan(s) and budget(s) agreed to by the Steering Committee (other than the conducting of clinical trials which shall be the responsibility of ORTHO as set forth below in Section 2.2(c), but which shall also be subject to applicable development plan(s) and budget(s) agreed to by the Steering Committee); provided, however, that ORTHO shall provide reasonable assistance to ANIKA for such Development efforts at ORTHO’s sole cost as set forth in the approved budgets and development plans.  Contingent upon the creation by the Steering Committee of applicable development plan(s) and budget(s), it is presently contemplated by the Parties that ANIKA will endeavor to Develop [**] HA Products contemplated to be categorized as line extensions to the Current Licensed Products.  ANIKA will not be required to Develop more than [**] HA Products in addition to the Current Licensed Product pursuant to this Section 2.2.

(b)                                 The Development of additional HA Products contemplated by Section 2.2(a) shall be guided by the Steering Committee pursuant to development plan(s) and budget(s) approved in accordance with Article XV of this Agreement.  Any such development plan(s) shall address design inputs, budgets, clinical trial protocols and timing, product Development timetables, product Development stages and milestones (and may include pre-determined conditions for proceeding to each such product Development stage (such as conditions that proceeding to subsequent stages will require the mutual agreement of the Parties)), and such other issues as the Steering Committee determines are necessary.  ORTHO shall reimburse ANIKA’s reasonable internal and out-of-pocket expenses pursuant to the budget set forth in the applicable development plan in accordance with reimbursement procedures approved of by the Steering Committee prior to the commencement of any Development expenditures by the Parties.  ORTHO shall reimburse ANIKA for such costs pursuant to the payment schedule set forth in the development plans and budgets, which are presently anticipated to include reimbursement provisions that will become due upon the completion of applicable Development steps or milestones, as well as other costs approved by the Steering Committee.  Notwithstanding anything to the contrary contained herein, upon reasonable request by ORTHO, ANIKA agrees to set up a meeting or initiate contact with the FDA in connection with such Licensed Products.  In such meeting or contact, ORTHO shall be permitted to communicate and interact directly with the FDA and other regulatory authorities (in jurisdictions where Regulatory Approval is being sought) in connection with a Regulatory Approval; provided that (a) ORTHO shall notify ANIKA in advance of such desired communications or interaction (including the probable substance thereof); (b) ANIKA facilitates and coordinates such communications or interaction; and (c) a representative of ANIKA shall be present for and participate during such communications or interaction.  In addition, ANIKA shall also provide ORTHO with reasonable prior notice, if known in advance by ANIKA, of any material meetings or conversations with any Regulatory Authority related to such HA Products and ORTHO shall have the right to participate in such meetings or conversations to the extent ORTHO timely makes representatives available.

(c)                                  ORTHO, at the direction of and oversight by the Steering Committee, shall be responsible for conducting all clinical trials of the HA Products contemplated by this Section 2.2.  All expenses associated with such Development activities shall be the sole cost and responsibility of ORTHO.  ANIKA shall provide reasonable assistance to ORTHO in conducting such Development activities.

2.3.                              Ownership and Obtaining of Regulatory Approval Applications and Regulatory Approvals.

ANIKA, at the direction and oversight of the Steering Committee, shall be responsible for the filing, obtaining, and maintaining Regulatory Approval Applications for Licensed Products in the Territory; provided, however, that all reasonable expenses associated with filing, obtaining and maintaining such Regulatory Applications shall be the sole cost and responsibility of ORTHO.  ORTHO shall reimburse ANIKA for such expenses (to the extent initially paid by ANIKA) in a manner consistent with the reimbursement provisions of Section 2.1(c) (with respect to the Current Licensed Product) or the provisions of Section 2.2(b) (with respect to other Licensed Products).  ANIKA shall have sole ownership rights in all Regulatory Approvals for Licensed Products received and all relevant documents associated with such Regulatory Approval and corresponding Regulatory Approval Application materials.  ANIKA shall provide

ORTHO with an electronic copy of all such Regulatory Approval Applications as well as copies of all material correspondences with such Regulatory Authorities, including but not limited to, meeting minutes, letters, e-mails, and teleconference summaries that are material and relate to such applications, to the extent prepared by or available to ANIKA (it being acknowledged by ORTHO that ANIKA is permitted to redact disclosure to the extent unrelated to Licensed Products).

ARTICLE III - COMMERCIALIZATION

3.1.                              ORTHO’s Commercialization Obligations For Licensed Products.

(a)                                  ORTHO, at the oversight of the Steering Committee, shall be responsible for the commercialization, sale, offering for sale, advertising, marketing, and/or promotion of Licensed Products under this Agreement and the commercialization of any particular Licensed Product in a particular country in the Territory provided that as contemplated by Section 15.3, final decisions related to such activities, including the sale, price and promotion of Licensed Products under this Agreement and the decisions whether to market or not market any particular Licensed Product shall be within the sole discretion of ORTHO.  To the extent contemplated by Section 15.4, the Steering Committee shall review and comment on the relevant marketing, sales and other commercialization activities including, at a minimum, an annual review of the marketing plan.  Notwithstanding the foregoing sentences, ORTHO is required to comply with the obligations contained in this Section 3.1.  Any marketing or commercialization of a Licensed Product in one country within the Territory shall not obligate ORTHO to market or commercialize said Licensed Product in any other country.  Furthermore, subject to Article IX and XI of this Agreement, ORTHO makes no representation, warranty or covenant that the marketing of a Licensed Product shall be the exclusive means by which ORTHO will participate in the Field.

(b)                                 ORTHO agrees and commits to expend in the commercialization, sale, offering for sale, advertising, marketing, and/or promotion, including but not limited to Licensed Product-specific detailing and promoting to physicians, pharmacists, and other licensed health professionals of the Licensed Product(s) for use in the Field, but excluding any payments to ANIKA for Samples pursuant to Section 3.4 hereunder (collectively “Activities”) during any Calendar Year in each of (a) the United States, (b) Europe, and (c) the Rest of the World (each, a “Marketing Territory”) an amount equal to at least [***************] of Net Sales of Licensed Products during the prior Calendar Year in such Marketing Territory for the first seven (7) Calendar Years commencing in the Calendar Year including the Date of First Sale of a Licensed Product in such Marketing Territory, provided, however, at a minimum ORTHO agrees and commits to expend with respect to such Activities (1) in the United States at least [********* *****************] in conjunction or in connection with the Launch Year Activities (all such expense to be incurred prior to the end of the Launch Year) and at least [****************** ***********] for the twelve-month period immediately following the end of the Launch Year and (2) in each of the other Marketing Territories, at least [**************************** ************] in each of the first two twelve-month periods immediately following the Date of First Sale of the first Licensed Product in a country in such Marketing Territory.  For purposes of determining compliance with this Section 3.1(b), ORTHO shall be entitled to include relevant expenditures with respect to such Activities of any and all ORTHO Sellers.  Within forty-five (45) days of each Calendar Year, Launch Year or relevant 12-month period, as applicable, ORTHO shall provide ANIKA with a report detailing ORTHO’s compliance with the requirements of this Section 3.1(b), which such reports and underlying calculations shall be subject to ANIKA’s audit rights pursuant to Section 5.6(e).  If ORTHO (including ORTHO Sellers) fails to expend any of the amounts set forth in the immediately preceding sentence with respect to any Marketing Territory, then ORTHO’s rights and licenses under this Agreement are automatically forfeited with respect to any Licensed Product in such Marketing Territory, all such rights and licenses (including distribution rights) granted to ORTHO with respect to such Licensed Product in such Marketing Territory shall revert to ANIKA, and all references to “Territory” herein will automatically exclude such Marketing Territory.  Any forfeiture in accordance with the previous sentence shall occur automatically on the date (the “Original Forfeiture Date”) that is thirty (30) days after the earlier of (1) ORTHO’s delivery of the yearly report required under this Section 3.1(b) or (2) the date of ORTHO’s actual knowledge that such report would indicate non-compliance with the requirements of this Sentence 3.1(b).  This reversion of Territory to ANIKA shall be ANIKA’s sole and exclusive remedy for ORTHO’s failure to comply with the provisions of this Section 3.1(b).  Notwithstanding the foregoing, no forfeiture and reversion of Territory shall take effect if, prior to the Original Forfeiture Date, ORTHO indicates in writing its commitment to expend with respect to the Activities in the applicable Marketing Territory, during the first six (6) months following the end of the period in which such non-compliance occurred, an amount, in addition to the amounts required to be expended during the then-current period, equal to 150% of the difference in such prior period between the amount necessary to have been in compliance in such Marketing Territory and the amount actually expended (the “Additional Amount”); provided, however, that if the Additional Amount is not expended during such six-month time period, then (a) the applicable forfeiture and reversion shall be deemed to have occurred as of the end of such six-month time period and (b) within thirty (30) days of the date of forfeiture and reversion, ORTHO shall pay to ANIKA an amount in cash equal to the difference between (1) the Additional Amount and (2) the amount, if any, actually expended by ORTHO in connection with its commitment to expend the Additional Amounts; and provided, further, that ORTHO is permitted to avail itself of the remedy provided in this sentence no more than one time during the Term.  For purposes of clarity, the Parties understand that Additional Amounts shall not be included in determining compliance under this Section 3.1(b) with respect to the actual Calendar Year, Launch Year or twelve-month period, as the case may be, in which the payment of the Additional Amounts occurs.

3.2.                              Commencement of Commercialization of the Current Licensed Product in Europe.

(a)                                  An ORTHO Seller shall cause to occur a Date of First Sale of the Current Licensed Product in [********************] by the later of (a) [***********] or (b) [*****] ************************ ***************** ******************] (such later date, the “Section 3.2(a) Date”).  ORTHO may in its discretion, but shall have no obligation to, commercialize Licensed Products in any of the other countries in Europe.

(b)                                 If no ORTHO Seller meets the obligations set forth in Section 3.2(a) above, ORTHO shall pay to ANIKA a one-time fee of [***************************] within thirty

(30) days of the Section 3.2(a) Date.  In addition to such payment of [**************** ***********], at such time ORTHO may at its discretion extend the Section 3.2(a) Date for an additional one (1) year period by paying ANIKA, within thirty (30) days of the Section 3.2(a) Date, a one-time payment of [*******************************].  If ORTHO fails to make either such payment or no ORTHO Seller has caused to occur a Date of First Sale of the Current Licensed Product in France and Germany prior to the end of such extended period (for any reason other than due to ANIKA’s inability to supply Current Licensed Product pursuant to Article VI hereof), then ANIKA’s sole and exclusive remedy for such failure shall be that ORTHO’s rights and licenses under this Agreement are immediately forfeited with respect to any Licensed Product in Europe, and all such rights and licenses (including distribution rights) granted to ORTHO with respect to such Licensed Product in Europe shall revert to ANIKA, and all references to “Territory” herein will automatically exclude all countries in Europe.

(c)                                  At any time after [***********], ORTHO may elect upon nine (9) months prior written notice to terminate its rights in Europe; provided, however, that ORTHO shall be entitled to terminate only to the extent any and all fees due and payable under this Agreement as of such time have been paid in full.  Upon such termination, all such rights and licenses (including distribution rights) granted to ORTHO with respect to such Licensed Product in Europe shall revert to ANIKA, and all references to “Territory” herein will automatically exclude all countries in Europe.

3.3.                              Commencement of Commercialization of the Current Licensed Product in the Rest of the World Countries.

(a)                                  On or before [**********], ORTHO shall deliver to ANIKA written notice as to whether it is committed to pursuing the commercialization of the Current Licensed Product in the Rest of the World.  ORTHO shall also designate in such notice the two countries selected from the list on Exhibit I hereto in which it is committed to commercializing the Current Licensed Product (the “Top Two Rest of the World Countries”) by the Section 3.3(b) Date.

(b)                                 An ORTHO Seller shall cause to occur a Date of First Sale of the Current Licensed Product in each of such Top Two Rest of the World Countries by the later of (a) [*** *******] or (b) [************************************************************* ****] such countries (such later date, the “Section 3.3(b) Date”).  ORTHO may in its discretion, but shall have no obligation to, commercialize Licensed Products in any of the other Rest of the World Countries.

(c)                                  If no ORTHO Seller meets the obligations set forth in Section 3.3(b) above, at such time ORTHO shall pay to ANIKA a one-time fee of [***************************** ***********] within thirty (30) days of the Section 3.3(b) Date; provided, however, if ORTHO informs ANIKA prior to July 1, 2005 in writing that it is abandoning its intentions to commercialize in the Rest of the World Countries, then no such payment will be required.  Assuming timely payment of such amount to ANIKA, the Section 3.3(b) Date shall be extended for an additional one (1) year period.  If no ORTHO Seller has caused to occur a Date of First Sale in each of the Top Two Rest of the World Countries prior to the end of such extended period (for any reason other than due to ANIKA’s inability to supply Current Licensed Product pursuant to Article VI hereof), or if ORTHO informs ANIKA of its intention to abandon such commercialization efforts prior to July 1, 2005, then ANIKA’s sole and exclusive remedy for such failure shall be that ORTHO’s rights and licenses under this Agreement with respect to any Licensed Product in the Rest of the World Countries are immediately forfeited, and all such rights and licenses (including distribution rights) granted to ORTHO with respect to such Licensed Product in the Rest of the World Countries shall revert to ANIKA, and all references to “Territory” herein will automatically exclude all of the Rest of the World Countries.

(d)                                 At anytime after [***********], ORTHO may elect upon nine (9) months prior written notice to terminate its rights in the Rest of the World Countries.  Upon such termination, all such rights and licenses (including distribution rights) granted to ORTHO with respect to such Licensed Product in the Rest of the World Countries shall revert to ANIKA, and all references to “Territory” herein will automatically exclude all of the Rest of the World Countries; provided, however, that ORTHO shall be entitled to terminate only to the extent any and all fees due and payable under this Agreement have been paid in full.

3.4.                              ANIKA Marketing Support; Samples.  ANIKA agrees to assist ORTHO’s commercialization effort by providing Licensed Products at a price of [******************] per Unit and in such quantities as ORTHO shall reasonably request and order pursuant to the ordering procedures set forth in Section 6.3 of this Agreement and pay for pursuant to the payment terms provided for in Section 6.2(e) of this Agreement (the Licensed Products provided pursuant to this Section 3.4 hereinafter referred to as “Samples”); provided, however, that such quantity of Samples in any Calendar Year shall not in the aggregate exceed the lesser of (a) [** ***************] Units and (b) [*******************] of the Units sold in the aggregate by ORTHO Sellers in such Calendar Year, and, furthermore, ANIKA is not required to provide Samples with respect to any Marketing Territory until at least one Regulatory Approval has been received in one country in such Marketing Territory.  ORTHO agrees that the Samples shall be used solely for marketing purposes in accordance with applicable law and ORTHO shall not sell, or offer for sale, or otherwise permit its Affiliates or distributors to sell or offer for sale, the Samples.

3.5.                              Trademarks.  ORTHO shall have the right to promote and sell Licensed Products under trademarks selected by ORTHO, which trademarks shall be and remain the property of ORTHO.  All costs and expenses incurred in connection with such trademarks shall be solely born by ORTHO, which such costs and expenses shall not be included in determining compliance by ORTHO with Section 3.1(b) of this Agreement.  Nothing herein shall be deemed to give either party, either during the Term of this Agreement or thereafter, any right to the other Party’s trademarks or their use.  ORTHO agrees that it is prohibited from suing or making any claim against ANIKA with respect to any infringement of ORTHO’s trademarks as a result of ANIKA’s (or its permitted assignees’) use of such trademarks on the Licensed Products supplied to ORTHO Sellers pursuant to the terms of this Agreement.

ARTICLE IV - INTELLECTUAL PROPERTY LICENSE GRANTS

4.1.                              ANIKA hereby grants to ORTHO an exclusive (except as expressly set forth in Sections 4.2 and 4.3 below), non-transferable and, upon ANIKA’s receipt of the payment contemplated by Section 5.1 below, paid-up license under the ANIKA Know-How and ANIKA Patents solely to use, sell and offer to sell Licensed Products in the Field in the Territory and for no other purpose, with a right to grant sublicenses, provided, however, (a) in the United States, ORTHO may only grant sublicenses to Affiliates or, if approved in advance in writing by ANIKA, to Third Parties and (b) ORTHO may grant sublicenses in countries other than the United States to its Affiliates or to its, or its Affiliate’s, Third Party distributors (to the extent such Third Party distributors are ORTHO’s or such Affiliate’s (as the case may be) customary historical normal course distributors consistent with past practice) without prior notice or approval by ANIKA, and to other Third Party distributors only upon prior written notice and approval by ANIKA, not to be unreasonably withheld.  With respect to any such sublicensee, ORTHO shall be responsible for making any payments due under this Agreement to ANIKA resulting from sales made by such sublicensee and the compliance by sublicensee with all applicable terms of this Agreement.

4.2.                              Notwithstanding anything herein to the contrary, ANIKA shall retain all rights necessary including all such rights under the ANIKA Know-How and ANIKA Patents, in order to fulfill its obligations under this Agreement (including but not limited to its obligation to sell Licensed Product to ORTHO).

4.3.                              Subject only to the rights expressly granted to ORTHO under this Agreement, ANIKA reserves all right, title and interest in, to and under the ANIKA Know-How, ANIKA Patents and Current Licensed Product.

ARTICLE V - PAYMENTS

In consideration of the rights and licenses granted under this Agreement, ORTHO agrees to pay ANIKA the following non-refundable amounts:

5.1.                              License Fee.

In consideration of the license grant set forth in Section 4.1 above, ORTHO agrees to pay to ANIKA a non-refundable upfront payment of one million dollars ($1,000,000) within five (5) Business Days of the Effective Date.

5.2.                              Payment Events.

(a)                                  ORTHO agrees to make the following non-refundable, one-time payments to ANIKA under this Section 5.2 upon the first occurrence of each of the events specified in Section 5.2(b) and (c) below (each a “Payment Event”) for any Licensed Product; provided however, following payment by ORTHO relating to the achievement of a Payment Event, if another Licensed Product (a “Subsequent Product”) satisfies the same Payment Event criteria, ORTHO shall not be obligated to make any payments for the Subsequent Product to the extent it has already made payment in connection with a previous Licensed Product.  It is understood that in no event shall ORTHO be obligated to make the payment due on any event below more than once.

(b)                                 [***************************************************************************************** ************************************************************************************************************ ************* *******************************************************]

(c)                                  Within twenty (20) Business Days following receipt from ANIKA of a notice and invoice regarding the achievement of each of the following events in connection with a Licensed Product as follows:

(i)                                     [*********************************************************************************** **************************************************************************************************** **************************************************************************************************** **************************************************************************************************** ********* **********************************************************************]

(ii)                                  [*********************************************************************************** *************************************************************************************************]

(iii)                               [********************************************************************************** *********************************************************************************************************]

(iv)                              [*********************************************************************************** *************************************************************************************************************]

5.3.                              Earned Royalties For Licensed Products Manufactured by ANIKA.

(a)                                  In addition to any payments pursuant to Article III, Sections 5.1 and 5.2 and Article VI of this Agreement for the purchase of Licensed Products from ANIKA by ORTHO, ANIKA shall be entitled to the following royalty payments for the sale by ORTHO Sellers of Licensed Products purchased from ANIKA (“Royalty Products”):  (i) [**************] of Net Sales of Royalty Products that are within the first [**********************************] of cumulative Net Sales of Royalty Products in any Calendar Year; (ii) [***************] of Net Sales of Royalty Products that are within the next incremental [********************* **********] of cumulative Net Sales of such Royalty Products in such Calendar Year; (iii) [** ************] of Net Sales of Royalty Products that are within the next incremental [***** **************************] of cumulative Net Sales of Royalty Products in such Calendar Year; and (iv) [******************] of Net Sales of Royalty Products that are within any additional total cumulative Net Sales (i.e., above [*********] of total Net Sales) of Royalty Products in such Calendar Year.

(b)                                 The royalties owed to ANIKA shall be calculated on a quarterly basis based upon the percentage of Net Sales of Royalty Products.  For example, if in each Calendar Quarter during a Calendar Year, the Net Sales for Royalty Products sold by ORTHO Sellers were [**** ***********************], then no royalty would be owed to ANIKA by ORTHO in the first two Calendar Quarters.  The royalty owed to ANIKA by ORTHO in the third Calendar Quarter would be [***************************************************************].  The royalty owed to ANIKA by ORTHO in the fourth Calendar Quarter would be [************** ***************************************************].

(c)                                  Royalties shall be paid in respect of all sales of Royalty Products in the Territory for the entire Term of this Agreement, including extensions or renewals thereof.

(d)                                 All royalty payments to be made by ORTHO to ANIKA under this Section 5.3 shall be made in Dollars by same day wire transfer no later than forty-five (45) Business Days from the end of the applicable Calendar Quarter.

5.4.                              Third Party Patents.

If a Patent or Patents of a Third Party should be in force in any country in the Territory during the term of this Agreement covering the use or sale of any Licensed Product, and if after receiving such notice from such Third Party it should prove in ORTHO’s reasonable judgment after consultation with ANIKA, impractical or impossible for ORTHO or any ORTHO sublicensee to continue performing the activity or activities licensed hereunder without obtaining a license from such Third Party under such Patent or Patents in said country, then ORTHO shall promptly notify ANIKA in writing.  If ANIKA agrees that a license is required it shall use commercially reasonable efforts to procure such license from the Third Party and fifty percent (50%) of the portion of any compensation paid to such Third Party attributable to the manufacture, use, or sale of Licensed Products sold by ORTHO Sellers shall be paid to ANIKA by ORTHO within thirty (30) days of invoice of ANIKA documenting such compensation payment by ANIKA to the Third Party; provided, however, that ORTHO shall not be required to pay ANIKA such amounts unless ORTHO has agreed in writing to consent to the amount ANIKA has agreed to pay in procuring the license, which such consent shall not be unreasonably withheld.  If ANIKA disagrees that such a license is required, the Parties shall submit the issue to an independent patent attorney selected mutually by the Parties to determine whether a license is needed.  The decision of such patent attorney shall be final and to the extent that such patent attorney decides that a license is required, ANIKA will use commercially reasonable efforts to procure such license, with ANIKA and ORTHO sharing the cost thereof as described above in this Section 5.4.  The cost of such patent attorney shall be borne by the non-prevailing party in the disagreement.

5.5.                              Payments in US Dollars.

All royalties, one-time and other payments under this Agreement shall be paid in Dollars.

5.6.                              Reports and Records.

(a)                                  During the Term of this Agreement and commencing with the Date of First Sale of a Licensed Product, ORTHO shall furnish, or cause to be furnished to ANIKA, written reports, including the calculation of royalty payment due, within thirty (30) Business Days following the end of each Calendar Quarter, showing:

(i)                                     the Net Sales of each Licensed Product (and, to the extent different, Royalty Products) sold by each of ORTHO Seller in each country of the Territory, during the Calendar Quarter and the total for all quarters of the current Calendar Year;

(ii)                                  the Units of each Licensed Product (and, to the extent different, Royalty Products) sold by each of ORTHO Seller in each country of the Territory, during the Calendar Quarter and the total for all quarters of the current Calendar Year;

(iii)                               the royalties payable in Dollars, which shall have accrued hereunder in respect to such Net Sales for the current Calendar Year; and

(iv)                              a detailed calculation of Net Sales for the Calendar Quarter and the total amount of Net Sales for the current Calendar Year through the most recently completed Calendar Quarter.

(b)                                 During the Term of this Agreement and commencing with the Date of First Sale of a Licensed Product, ORTHO shall furnish, or cause to be furnished to ANIKA, written reports, within fifteen (15) Business Days following the end of each Calendar Month, showing the Net Sales of each Licensed Product (and, to the extent different, Royalty Products)sold by each of ORTHO Seller in each country of the Territory, during the Calendar Month.

(c)                                  In the case of sales outside the United States, for the purpose of this Article V, such sales shall be converted to Dollars in accordance with ORTHO’s current customary and usual procedures for calculating same which are the following: the rate of currency conversion shall be as quoted by the Wall Street Journal, New York edition, for the last day of the quarter for each Calendar Quarter or Calendar Month, as the case may be.  These methods of conversion are consistent with ORTHO’s current accounting methods.  ORTHO shall give ANIKA prompt written notice of any proposed changes to ORTHO’s customary and usual procedures for currency conversion, which shall only apply after such notice has been delivered to and approved by ANIKA, provided that such changes continue to maintain a set methodology for currency conversion.

(d)                                 Each report shall be made within thirty (30) Business Days from the end of each Calendar Quarter or fifteen (15) Business Days from the end of each month, as the case may be.  ORTHO shall keep accurate records in sufficient detail to enable royalties and other payments payable hereunder to be determined.  ORTHO shall be responsible for all royalties and late payments that are due to ANIKA that have not been paid by ORTHO Sellers.  All costs of enforcing or collecting payment hereunder, including attorney’s fees and court costs, shall be paid by the non-prevailing Party.

(e)                                  ORTHO shall maintain complete and accurate records, in accordance with U.S. generally accepted accounting practices, which are relevant to costs, expenses and payments under this Agreement and such records shall be open during reasonable business hours for a period of five (5) years from creation of individual records for examination at ANIKA’s expense and not more often than once each year by a certified public accountant or other representative selected by ANIKA and acceptable to ORTHO for the sole purpose of verifying the correctness of calculations or such costs, expenses or payments made under this Agreement (the “Audit”).  If ORTHO disagrees with the calculation of the Audit, and ORTHO and ANIKA cannot resolve their disagreement, the matter shall be submitted to arbitration in accordance with Article XVI.  In the absence of material discrepancies (in excess of 5% of the disputed amount) in any request for reimbursement resulting from such audit, the accounting expense shall be paid by ANIKA.  If material discrepancies do result, ORTHO shall bear the reasonable audit expense.  Any records or accounting information received from ORTHO shall be Confidential Information for purposes of Article VII.

(f)                                    In addition to the above quarterly and monthly reports, during the Term of this Agreement and commencing with the Date of First Sale of a Licensed Product, ORTHO shall endeavor to furnish, or cause to be furnished, to ANIKA a written weekly report showing the approximate Net Sales of each Licensed Product sold by each ORTHO Seller in each country of the Territory during the previous week.  ANIKA agrees and acknowledges that such report is an estimate, may not be accurate, and shall not be used as a basis for calculating any payments hereunder; provided, however, that such report will be prepared by ORTHO in good faith.  ANIKA acknowledges and agrees that failure of ORTHO to furnish such a report shall not be deemed a breach of this Agreement.

(g)                                 ORTHO shall provide ANIKA with a preliminary and unaudited report containing the Net Sales for each Calendar Quarter within five (5) Business Days following the end of each Calendar Quarter for the United States and within ten (10) Business Days following the end of the Calendar Quarter for the rest of the Territory.  These preliminary and unaudited reports will be superceded by the reports under Section 5.6(a) at the time those reports are required to be furnished.

5.7.                       Taxes.

(a)                                  ORTHO will make all payments to ANIKA under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.

(b)                                 Any tax required to be withheld on amounts payable under this Agreement will promptly be paid by ORTHO on behalf of ANIKA to the appropriate governmental authority, and ORTHO will furnish ANIKA with proof of payment of such tax.  Any such tax required to be withheld will be an expense of and borne by ANIKA.

(c)                                  ORTHO and ANIKA will cooperate with respect to all documentation required by any taxing authority or reasonably requested by ORTHO or ANIKA to secure a reduction in the rate of applicable withholding taxes.

(d)                                 If ORTHO had a duty to withhold taxes in connection with any payment it made to ANIKA under this Agreement but ORTHO failed to withhold, and such taxes were assessed against and paid by ORTHO, then ANIKA will reimburse ORTHO for such taxes.  If ORTHO makes a claim under this Section 5.7(d), it will comply with the obligations imposed by Section 5.7(b) as if ORTHO had withheld taxes from a payment to ANIKA.

(e)                                  ORTHO will provide ANIKA with reasonable prior written notice to be given no later than the later of (a) sixty (60) days prior to the commencement of such withholding or (b) ten (10) Business Days after ORTHO has knowledge of changes in law or regulations requiring such withholding or deductions under this Agreement, in the event ORTHO determines that any deductions or withholding will be required pursuant to this Section 5.7.  As of the date hereof, ORTHO is not aware of any requirements to deduct and withhold as contemplated by this Section 5.7.  ANIKA acknowledges and agrees that failure of ORTHO to timely provide notice pursuant to this Section 5.7(e) shall not be deemed a material breach of this Agreement.

ARTICLE VI - MANUFACTURE

6.1.                              Supply of Products.

Subject to the provisions of this Agreement, during the Term of the Agreement, ANIKA agrees to manufacture and supply ORTHO in the Territory on an exclusive basis with those quantities of Licensed Product as ordered by ORTHO pursuant to this Agreement, and ORTHO shall purchase exclusively from ANIKA (which includes permitted sublicensees of ANIKA pursuant to Section 17.5) 100% of ORTHO’s requirements for Licensed Products to be sold subject to the ordering procedures set forth in this Article VI.

6.2.                              Prices for Product.

(a)                                  Transfer Prices for Sale in the United States.  The transfer price for each Unit of Licensed Product for sale in the United States sold by ANIKA to ORTHO shall be set at [***** *****************************] of the Unit Price (as defined below); provided that (i) with respect to all Licensed Products, if the calculation of Unit Price would result in a transfer price less than [*****************], then the transfer price shall instead be [*******************] and (ii) with respect solely to the Current Licensed Product, if the calculation of Unit Price would result in a transfer price greater than [******************], then the transfer price shall instead be [******************].

(b)                                 Transfer Prices for Sales in Countries Other than the United States.  The transfer price for each Unit of Licensed Product for sale in each country in the Territory other than the United States sold by ANIKA to ORTHO shall be set at [**************************** ******] of the Unit Price; provided however, that (i) with respect to all Licensed Products, if the calculation of Unit Price in any such country would result in a transfer price less than [******* ***********] in that country, then the transfer price shall instead be [*******************] in such country and (ii) with respect solely to the Current Licensed Product, if the calculation of Unit Price in any such country would result in a transfer price greater than [**************** *****]

in that country, then the transfer price shall instead be [********************] in such country.

(c)                                  Unit Price Calculation.  The “Unit Price” in each country in the Territory shall be calculated as follows:

(i)                                     First Calendar Quarter.  The Unit Price for the period from the Date of First Sale until the last day of the Calendar Quarter during which the Date of First Sale occurs (the “Initial Period”), shall be the Initial Average Sales Price for such Initial Period where “Initial Average Sales Price” shall mean the fraction the numerator of which is the total Net Sales in such country during such Initial Period and the denominator of which is the total Units sold in such country by the ORTHO Sellers during such Initial Period (the “Total Initial Units”).

(ii)                                  Second Calendar Quarter.  The Unit Price for the Calendar Quarter immediately succeeding the Initial Period (the “Second Period”) shall be the Second Period Average Sales Price for such Second Period where “Second Period Average Sales Price” shall mean the fraction the numerator of which is the total Net Sales in such country during such Second Period and the denominator of which is the total Units sold in such country by the ORTHO Sellers during such Second Period (the “Total Second Period Units”).

(iii)                               Subsequent Calendar Quarters.  The Unit Price for each Calendar Quarter ended after the Second Period shall be the Average Sales Price determined from the Calendar Quarter ended two Calendar Quarters immediately preceding such Calendar Quarter (the “Reference Quarter”) (for instance, in the case of Q4, the Reference Quarter would be Q2), where “Average Sales Price” shall mean the fraction the numerator of which is the total Net Sales in such country during such Reference Quarter and the denominator of which is the total Units sold in such country by the ORTHO Sellers during such Reference Quarter.  Notwithstanding the foregoing, in the event there are no applicable Units sold in a country in a Reference Quarter (which would result in no Average Sales Price for that Reference Quarter), the Unit Price for such Reference Quarter shall be the Unit Price for the last previous Reference Quarter in which Units were sold in such country.

(d)                            Invoice Price and Transfer Price True-Up.

(i)                                     Because the Unit Price for the Initial Period and the Second Period (each, an “Initial Payment Period”) cannot be determined until after the end of such Payment Period, ANIKA shall initially invoice ORTHO at a transfer price (“Initial Estimated Transfer Price”) equal to [****************************] of ORTHO’s published list price for Units sold during such Initial Payment Period (subject to any applicable minimum and maximum transfer prices in accordance with Section 6.2(a) and (b)).

(ii)                                  Within ten (10) days following the end of each Initial Payment Period, ORTHO will provide ANIKA with a report containing the Net Sales in each country during such Initial Payment Period and the total Units sold in each such country during such Initial Payment Period (the “Initial Payment Period Report”).

(iii)                               Within ten (10) days following the receipt of an Initial Payment Period Report, (A) if [********************************] of the Initial Average Sales Price or Second Period Average Sales Price, as applicable, is greater than the applicable Initial Estimated Transfer Price (such difference, the “Per Unit Underpayment”), ORTHO shall (subject to the transfer price maximums in Section 6.2(a) and 6.2(b)) pay to ANIKA the product of (1) the Per Unit Underpayment and (2) the Total Initial Units or Total Second Period Units, as the case may be, or, (B) if the Initial Estimated Transfer Price is greater than [**********************************] of the Initial Average Sales Price or Second Period Average Sales Price, as applicable (such difference, the “Per Unit Overpayment”), ANIKA shall (subject to the transfer price minimums in Section 6.2(a) and 6.2(b)) pay to ORTHO the product of (a) the Per Unit Overpayment and (b) the Total Initial Units or Total Second Period Units, as the case may be.

(e)                                  Payment Terms.  Payment terms on all orders of Licensed Product shall be forty-five (45) days net of invoice date.  ORTHO shall keep accurate records in sufficient detail to enable transfer fees and other payments payable hereunder to be determined.  ORTHO shall be responsible for all transfer prices and late payments that are due to ANIKA.  Any past due amounts for any overdue payment to ANIKA pursuant to any provision of this Agreement will be subject to a late fee of 1% per month, or the highest rate allowed by law, whichever is less, with such interest accrual commencing on the thirtieth day after the end of the month such payment was due.  All costs of enforcing or collecting payment hereunder, including attorney’s fees and court costs, shall be paid by the non-prevailing Party.  Breach for non-payment commences on the forty-sixth day following shipment of the Product by ANIKA, assuming all invoice data from ANIKA is accurate.

6.3.                              Forecasts, Orders.

(a)                                  Forecasts.  No later than three (3) months prior to the anticipated commencement of the first Commercial Period for the Current Licensed Product, ORTHO shall provide ANIKA with its initial written forecast of ORTHO’s anticipated requirements for Licensed Products during the first twelve months of such Commercial Period (the “Forecast”).  Beginning with the first full Calendar Quarter after the initial Forecast has been provided to ANIKA, sixty (60) days prior to each Calendar Quarter during the Term, ORTHO shall provide ANIKA with a revised Forecast covering the 12-month period that commences with such Calendar Quarter.  It is understood and agreed that with respect to all Forecasts issued to ANIKA by ORTHO pursuant to the terms hereof, the first three (3) months thereof shall become binding on ORTHO on a rolling basis and constitute a firm order for Licensed Products, regardless of receipt of ORTHO’s actual purchase orders placed pursuant to Section 6.3(b).

(b)                                 Subject to the binding commitment incurred in the first three months of each Forecast pursuant to Section 6.3(a), ORTHO shall place specific binding orders for Licensed Product by the issuance of separate purchase orders to ANIKA (which may be in written or electronic form or by any other means agreed to by the Parties).  ORTHO’s purchase orders shall designate the desired types, configuration (including packaging variations) and quantities of Licensed Products (of those made available by ANIKA), delivery dates and destinations.  ORTHO shall issue written purchase orders for Licensed Products to ANIKA at least ninety (90) days prior to the requested delivery dates.  Subject to the immediately following sentence, the Parties acknowledge that ORTHO is not obligated to buy any specific amount of any Licensed Product under this Agreement, except for the quantities which ORTHO shall actually order through such binding purchase orders and otherwise in accordance with this Section 6.3.  In the event that ORTHO shall fail to place sufficient purchase orders to satisfy the binding order commitment incurred pursuant to any Forecast, ANIKA may assume that such purchase orders have been submitted and shall reasonably deliver such Licensed Product to ORTHO.  ANIKA shall not be required to supply quantities of any specific Licensed Product in excess of 125% of the binding portion of such Licensed Product in the applicable Forecast.  In such instances, the Parties agree in good faith to negotiate delivery dates and quantities.

(c)                                  Conflicts.  To the extent of any conflict or inconsistency between this Agreement and any purchase order, purchase order release, confirmation, acceptance or any similar document, the terms of this Agreement shall govern.

6.4.                              Most Favored Customer.

In consideration of the arrangements provided in this Agreement for ORTHO to purchase Licensed Product exclusively from ANIKA, ANIKA agrees that during the term of this Agreement ORTHO shall be treated with “most favored nation” status in connection with allocation of HA for manufacturing Licensed Product, and, accordingly, if ANIKA is unable to supply all of the quantities of Licensed Product ordered by ORTHO pursuant to binding orders in accordance with this Agreement, ANIKA shall not provide any other customer (which customer is similarly situated or purchases equivalent or less volume of products from ANIKA than ORTHO in the aggregate) with preferential or more favorable treatment with respect to allocation of cross-linked biscarbodiimide hyaluronic acid derivative for manufacturing Licensed Product (taking into account reasonable forecasts, past sales and sales performance against forecast).

6.5.                              Improvements.

(a)                                  Change in Specifications.  Either Party shall have the right to request a change to the Specifications or packaging of Licensed Product during the Term of this Agreement.  In such event, the Party wishing to request a change shall notify the other Party of its request in writing.  If the receiving Party agrees to such request, the Parties shall cooperate with each other to have such change to such Specifications or packaging of Licensed Product approved by the FDA or other regulatory agency, if such approval is necessary.  ANIKA shall not be obligated to make any changes to such Specifications of Licensed Product requested by ORTHO, unless such changes is approved by the Steering Committee in accordance with Section 15.3.  If the FDA or other regulatory agency requires a change to the Specifications or packaging of Licensed Product (other than changes requested by ORTHO), ANIKA shall use commercially reasonable efforts to make such change with respect to the Licensed Product sold in the Territory, and the costs for making such change as required by such regulatory agency shall be born by ORTHO.  ORTHO shall reimburse ANIKA for the actual, documented expenses incurred by ANIKA in connection with changes to the Specifications or the packaging of product requested by ORTHO or the Steering Committee, including, without limitations, any necessary Regulatory Approval costs.  Notwithstanding any other terms of this paragraph, if the change to the Specifications or packaging of the Licensed Product creates obsolescence in existing inventory held by ANIKA or ORTHO or any other person or entity, the actual costs of such obsolescence, together with any actual hard disposal costs, shall be the responsibility of ORTHO.  ORTHO shall have the right to appoint an independent certified accountant mutually acceptable to both Parties to audit and review ANIKA’s financial records pertaining directly to such costs for obsolescence.  Any disputes arising from a request for cost-sharing or reimbursement of expenses incurred in connection with a change in Specifications or packaging of the Licensed Product under this Section 6.5(a) and not resolved informally within 30 days shall be referred to the Steering Committee for resolution.  If the Steering Committee does not resolve the matter within 60 days, either Party may submit the matter to arbitration as provided in Article XVI.

(b)                                 Records.  ANIKA shall keep complete and accurate records pertaining to the manufacture, including quality control, of the Licensed Product.  ORTHO shall keep complete and accurate records pertaining to the use, sale and other disposition of the Licensed Product, including for each lot number of Licensed Product, the quantity shipped and where the lot was shipped.  Each party shall keep its respective records for at least five (5) years or for such longer period if and as required by law.  Each party shall make available such records to the other party for such lawful purpose as such other party may reasonably request in writing.

6.6.                              Delivery.

(a)                                  All charges for packing, hauling, storage, bar coding and transportation to the Shipping Point are included in the transfer price as set forth in Section 6.2 hereunder unless otherwise agreed to by the Parties in writing.  ORTHO will pay all freight, shipping, insurance, duties, forwarding and handling charges, taxes, storage and all other charges applicable to Licensed Product after it is delivered by ANIKA to the Shipping Point.  All shipments will be accompanied by a packing slip which describes the articles, states the purchase order number and shows the shipment’s destination.  ANIKA agrees to promptly forward the original bill of lading or other shipping receipt for each shipment in accordance with ORTHO’s instructions.

(b)                                 Shipment.  The risk of loss with respect to Licensed Product shall remain with ANIKA through production until Licensed Product is delivered to ORTHO FOB ANIKA’s manufacturing facility (currently located in Woburn, Massachusetts), or other manufacturing facility in which Licensed Product may be produced in accordance with the applicable Licensed Product Regulatory Approvals (the “Shipping Point”).  ANIKA will pack all Licensed Product ordered hereunder in a manner suitable for shipment and sufficient to enable the Licensed Product to withstand the normal effects of shipping, including handling during loading and unloading.  ORTHO is responsible for designating the carrier(s) and negotiating terms for shipment of Licensed Product, and is responsible for payment of all shipping insurance, handling, storage and custom duties and fees.

(c)                                  Inventory.  ANIKA and ORTHO agree to reasonably cooperate to improve the process for ordering Licensed Product with the mutual objectives of expediting the supply process to a just-in-time process and reducing inventory costs.

6.7.                              Inspections.

(a)                                  During the Term, ORTHO shall have rights to inspect ANIKA’s facilities as provided in Sections 5.4 and 5.5 of the Quality Agreement.

(b)                                 ANIKA shall have the right to visit ORTHO’s or ORTHO’s Seller’s facilities where the Licensed Product is stored or delivered from time to time during the term of this Agreement to perform a quality audit of ORTHO’s records concerning storage and distribution (including shipping and handling) of the Licensed Product.  Such visits shall be conducted during normal business hours upon at least ten (10) business days prior written notice and each party shall be limited to not more than one visit per year, except in the event of a recall of the Licensed Product or governmental action involving the Licensed Product.

6.8.                              Non-Conforming Product.

ORTHO shall evidence any claims of nonconformity of Licensed Product with an analysis of the allegedly nonconforming Licensed Product that shall have been prepared by ORTHO or its agent.  Such report shall be accompanied with a copy of the records pertaining to such testing and a sample of the Licensed Product from the batch analyzed.  If, after its own analysis of a sample stored by ANIKA from such lot of Licensed Product (which such sample ANIKA is required to retain) (the “Retained Sample”), ANIKA confirms such nonconformity, ANIKA shall, at ANIKA’s election, either replace the nonconforming Licensed Product with conforming Licensed Product as soon as reasonably practicable at ANIKA’s expense or refund to ORTHO the entire transfer price therefore.  The foregoing, and the rights under this Section 6.8, shall be ORTHO’s sole and exclusive remedy with respect to such nonconformity.  The nonconforming Licensed Product shall either be returned to ANIKA, at ANIKA’s request and its expense, or destroyed, at ANIKA’s expense.

If, after ANIKA’s own analysis, ANIKA does not confirm such non-conformance to the Specifications or whether the Retained Sample of the Licensed Product has such a defect, either Party may deliver the Licensed Product to an independent Third-Party laboratory, mutually and reasonably acceptable to both Parties, for analytical testing to confirm the Retained Sample of the Licensed Product’s conformance to the Specifications or the presence or absence of defects.  All costs associated with such Third-Party testing shall be at ORTHO’s expense unless the tested Retained Sample of the Licensed Product is deemed by such Third-Party to be materially defective or not in compliance with the Specifications, in which case all such costs, including reimbursement of freight and disposition costs, shall be promptly paid by ANIKA.  No inspection or testing of or payment for Licensed Product by ORTHO or any Third-Party agent of ORTHO shall constitute acceptance by ORTHO thereof, nor shall any such inspection or testing be in lieu or substitution of any obligation of ANIKA for testing, inspection and quality control as provided in the Specifications or under applicable local, state, or federal laws, rules, regulations, standards, codes or statutes.  In the event that any such shipment or batch thereof is ultimately agreed or found to meet the specifications, ORTHO shall retain such shipment or batch, and all the terms and conditions of this Agreement shall continue to apply to such Licensed Product.

6.9.                              Corrective Action.

(a)                                  Reportable Events.  ANIKA shall be responsible for notifying all applicable regulatory authorities of reportable events (including without limitation complaints) involving the Licensed Product for which ANIKA receives written notification, as required by applicable laws.  ORTHO shall notify ANIKA of potentially reportable events promptly but in no event later than twenty-four (24) hours after it receives notice of the event.  In addition, all such notices shall be consistent with the requirements of law in the applicable jurisdictions.

(b)                                 Licensed Product Complaints.  ORTHO shall promptly communicate to ANIKA by facsimile, telephone or email (and confirm any such telephone communication as instructed at the time) any complaint received from users of the Licensed Product, in the configuration supplied by ANIKA.  Each notification of a complaint shall contain, but not be limited to, the lot number, dosage size, expiration date, indication for actual use and description of circumstances involved in the failure of the Unit(s) in question.  Each complaint notification will contain all the information available to ORTHO at that time, including all information then available which is required in the ANIKA Complaint Form attached hereto as Exhibit F, and a summary of the proposed action to be taken by ORTHO to comply with its legal obligations.  ORTHO will provide additional information promptly as it becomes available.  ORTHO acknowledges that complaint investigation is the responsibility of ANIKA, but ORTHO reserves the right to directly contact its customers.

(c)                                  Safety or Efficacy Concerns.  Each party agrees to notify the other party as soon as practicable of any information of which it becomes aware which relates to the safety or efficacy claims of the Licensed Product.  Upon receipt of any such information, the Parties shall consult with each other in an effort to arrive at a mutually agreeable course of action that is consistent with the obligations of the Parties under this Agreement and consistent with Applicable Laws.

(d)                                 Licensed Product Recalls.  If (i) the Licensed Product is subjected to a recall by any governmental agency or (ii) in the event either Party, after notification to, and good faith consultation with, including, if requested by either Party, face-to-face meetings with, the other Party, elects to make a Licensed Product recall, withdrawal or corrective action, the expense of such recall, withdrawal or corrective action shall be borne as provided below.  If (i) it is established that the Licensed Product was nonconforming pursuant to Section 6.8 upon delivery by ANIKA to a common carrier at ANIKA’s Shipping Point, or (ii) such recall, withdrawal or corrective action arises from any breach by ANIKA of the provisions of this Agreement, then ANIKA, subject to Article XIII, shall hold ORTHO harmless and shall bear all expenses related to the recall, withdrawal or corrective action, including the replacement of the recalled or withdrawn Licensed Product, which shall be replaced as soon as reasonably practicable.  If such recall, withdrawal or corrective action arises as a result of actions or omissions on the part of ORTHO Sellers, or from any breach by ORTHO Sellers of the provisions of this Agreement, then ORTHO, subject to Article XIII, shall hold ANIKA harmless and shall bear all costs and expenses in connection with such recall, withdrawal or corrective action.  ORTHO shall keep, and will use its reasonable efforts to the extent required by law to cause other ORTHO Sellers to keep, detailed distribution records for each lot number detailing the quantity shipped and the location where the lot was shipped, so that in event of a recall, ORTHO will be able to contact all physicians and/or end users.

6.10.                        Failure to Supply: License to Manufacture.

(a)                                  If ANIKA fails, for a period of three consecutive months, to deliver eighty percent (80%) of the aggregate cumulative quantity of all Licensed Products which ANIKA has agreed to deliver to ORTHO pursuant to binding purchase orders pursuant to Section 6.3 of this Agreement during that period, without being able to complete the delivery requirements along with any other scheduled delivery requirement in the next subsequent two months (whether or not caused by a force majeure) (hereinafter referred to as a “Failure to Supply”), then during any such License Period, ORTHO shall be permitted to obtain such Licensed Product from another supplier (an “Alternative Supplier”) and to make and have made Licensed Product pursuant to the license granted in this Section 6.10; provided, however, ORTHO shall use commercially reasonable efforts to ensure that the term of any agreement with an Alternative Supplier (the “Alternative Supplier Agreement”) is as short as possible; provided further however, in no event shall the term of any Alternative Supplier Agreement extend beyond 30 months inclusive of any termination notice requirements under the terms of such Alternative Supplier Agreement.  Upon the occurrence of any such Failure to Supply and through and until the later of such time as ANIKA fully resumes its supply obligations hereunder: ANIKA shall make available to ORTHO or its designee access to all Information, ANIKA Patents and ANIKA Know-How necessary for ORTHO to procure required raw materials or product or arrange an alternative supplier of Licensed Product, (b) ANIKA shall provide reasonable advice and consultation in connection therewith and (c) ORTHO shall bear all costs necessary to relocate manufacturing to an Alternative Supplier’s facility in accordance with this Section 6.10.  Notwithstanding anything to the contrary contained in this Agreement, in the event that ORTHO shall manufacture or have manufactured the Licensed Product, pursuant to this Section 6.10(a), ORTHO shall be permitted to disclose to any Third Party any Confidential Information as is reasonably necessary in connection with such activities (subject to such Third Party agreeing in writing to be bound by the terms of Article VII hereof and entering into with ANIKA a confidentiality and non-disclosure agreement that includes provisions substantially in the form attached as Exhibit J hereto, the execution of which shall not be unreasonably delayed by ANIKA.

(b)                                 ANIKA hereby grants to ORTHO a fully paid up, non-exclusive license under ANIKA Patents and ANIKA Know-how, with the right to grant sublicenses to Affiliates, to manufacture and have manufactured Licensed Products solely in the Territory which such license shall only become effective upon the occurrence of a Failure to Supply and continue to be effective through and until such time as ANIKA fully resumes its supply obligations hereunder (such period is hereinafter referred to as a “License Period”); provided, however, that such license shall be effective only during a License Period and ORTHO shall not exercise its rights to make or have made the Licensed Products pursuant to such license other than during such a License Period.  For the avoidance of doubt, such license shall no longer be effective upon the end of the License Period.  Neither ORTHO nor any sublicensee shall file a patent application without the prior written consent of ANIKA that recites or was conceived or reduced to practice based on Confidential Information provided pursuant to Section 6.10(a).

(c)                                  In the event that either ORTHO or ANIKA has actual knowledge of any facts or circumstances that are likely to result in a material disruption to the manufacture or sale of Licensed Products (“Adverse Knowledge”), such Party that has such Adverse Knowledge shall give prompt notice to the other Party, and such Parties or the Steering Committee shall work together in good faith to address the subject matter of such Adverse Knowledge.

6.11.                        Insurance.

Each Party agrees to procure and maintain in full force and effect during the term of this Agreement valid and collectible insurance policies in connection with its activities as contemplated hereby which ANIKA policies shall be in compliance with Exhibit D attached hereto.  Upon the other Party’s request, each Party shall provide the other with a certificate of coverage or other written evidence reasonably satisfactory to the requesting Party of such insurance coverage.

6.12.                        Packaging.

ORTHO, with the review of the Steering Committee, shall have the right to determine the appearance and text of any labeling and packaging consistent with the approved label used in connection with the Licensed Product in the Territory or any finished product containing or contained in the Licensed Product in the Territory.  ORTHO shall pay all of the costs associated with the design of the labeling and packaging for the Licensed Product.  Once the initial labeling and packaging has been decided upon and confirmed in writing, ANIKA shall not be required to make subsequent changes to such labeling unless ORTHO agrees to pay all additional costs associated with the implementing of changes and to pay ANIKA’s out of pocket costs associated with all packaging inventory rendered obsolete by the change in labeling.  Notwithstanding the foregoing, if any changes are required to be made to the packaging or labeling as a result of the changes required by ANIKA, ANIKA shall bear the expenses thereof.

6.13.                        Clinical Trial Supplies

ANIKA agrees to supply required Units of Licensed Product for clinical trials at no cost only if, and to the extent that, both the Steering Committee and ANIKA have approved such clinical trial.  For other clinical trials, ANIKA will provide Licensed Product at a price of [***** *****************] per Unit, subject to Section 6.2(e).

ARTICLE VII - PUBLICATIONS; TRANSFER OF DATA; CONFIDENTIALITY; COOPERATION

7.1.                              Confidentiality; Exceptions.

The Parties acknowledge that discussions between ANIKA and ORTHO will necessarily require the exchange of information (including detailed financial and product information) that is considered confidential and proprietary by the disclosing Party.  The Parties agree that any information relating to the business of the disclosing Party which such Party discloses to the other Party pursuant to this Agreement shall be considered “Confidential Information” and shall include, without limitation, (i) the ANIKA Know-How; (ii) earnings, costs, and other financial information; (iii) drawings, formulations, samples, technical data, photographs, specifications, manufacturing methods, testing procedures; (iv) marketing, sales and customer information relating to the disclosing Party’s business; (v) all clinical studies and data developed by either party in connection with this Agreement; and (vi) all other Information related to Licensed Products.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the Term of this Agreement and for five (5) years thereafter, but in no event less than ten (10) years from the date hereof, subject to and except as permitted by Section 7.4 of this Agreement, each Party shall keep confidential (and shall cause the directors, officers, employees and agents of such Party or its Affiliates and sublicensees) to keep completely confidential and shall not publish or otherwise disclose or use for any purpose other than as expressly provided for in this Agreement the Confidential Information, except to the extent the receiving Party’s (and their Affiliates and sublicensees) employees and/or agents (including consultants) need to know such Confidential Information in order to discharge such Party’s obligations and exercise its rights hereunder and provided, that in the event any Party uses such Confidential Information for any purpose other than as provided for in this Agreement such use shall constitute a breach of this Agreement.  Each Party will protect the other Party’s Confidential Information from unauthorized use, access or disclosure in the same manner that it protests it own similar Confidential Information.  Confidential Information shall not include information which:

(i)                                     was in the lawful knowledge and possession of the receiving Party prior to the time it was disclosed to, or learned by, the receiving Party, or was otherwise developed independently by the receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the receiving Party;

(ii)                                  was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(iii)                               became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(iv)                              was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(v)                                 was or is required to be disclosed as a result of a judicial order or decree or applicable law or regulation; provided, however, that the Party whose Confidential Information is the subject of such judicial order or decree is given the opportunity (to the extent not violative of applicable law) to contest the judicial order or decree prior to any disclosure.

Each Party will be responsible and liable for all breaches of the confidentiality provisions of this Agreement by its directors, officers, employees, agents, sublicensees and Affiliates, and shall indemnify the other for any breaches thereof.

7.2.                              Authorized Disclosure.

Except as expressly provided otherwise in this Agreement, each Party may disclose Confidential Information as follows:  To Third Parties (including without limitation investors and potential investors of ANIKA, Affiliates, sublicensees, distributors and suppliers of ANIKA and Affiliates of ORTHO) under appropriate terms and conditions that include confidentiality provisions substantially equivalent to those in this Agreement as is reasonably necessary to exercise the rights granted herein.

7.3.                              Publications.

Notwithstanding any other provision of this Agreement, including, but not limited to the provisions of Section 7.4, ANIKA may not publish the results of any Development activities within the Territory relating to Licensed Products without the prior written consent of ORTHO.  ANIKA may, however, publish the results of ANIKA’s Development activities outside the Territory provided that, ANIKA provides ORTHO thirty (30) days advance period to review the publications and to suggest to ANIKA any comments.  Notwithstanding the foregoing, at ANIKA’s request, ORTHO shall provide ANIKA with the results and all other information related to initiation and execution of clinical studies and other information and data Developed by or on behalf of the Parties in connection with the Development of Licensed Products.  ANIKA may use such information and data outside of the Territory for any purpose with the prior consent of ORTHO, not to be unreasonably withheld.

7.4.                              Public Announcements.

Neither Party shall originate any publicity, press release or public announcements, written or oral, whether to the public or press, relating to this Agreement, its existence, the subject matter to which it relates or to any amendment hereto without the prior written consent of the other Party (not to be unreasonably withheld), save only such announcements that are required by or advisable under applicable law or any securities exchange or Nasdaq to be made or that are otherwise agreed by the Parties.  Notwithstanding the foregoing, the Parties agree that ANIKA is hereby granted the right to issue a press release with respect to the occurrence of the following events subject to ORTHO’s prior review and opportunity to comment upon the content of such release, and any comments provided by ORTHO which are given in good faith will not be unreasonably denied:

•                                         filing and/or approvals of any regulatory applications;

•                                         significant clinical trial developments, including initiation, and/or completion of a clinical trial;

•                                         commercialization launches in any country or region;

•                                         statements in quarterly or annual press releases reporting ANIKA’s quarterly or yearly financial or operating results to the extent they relate to such financial or operating results.

In the event of such publication, press release or public announcement described in the first sentence of this Section 7.4, the Party making the announcement will give the other Party at least reasonable advance notice, where possible, of the text of the announcement so that the other Party will have an opportunity to comment upon the announcement.  Notwithstanding anything contained in this Agreement to the contrary, (i) upon execution of this Agreement, ANIKA may issue a press release in the form of Exhibit C, and (ii) ORTHO acknowledges that ANIKA is permitted to file this Agreement with the Securities and Exchange Commission.

Notwithstanding the foregoing, however, where urgent, unusual and rare circumstances require immediate disclosure in the opinion of the Party’s counsel, the Party will, unless impossible or inadvisable because of legal reasons, provide at least one (1) Business Day’s advance written notice.

7.5.                              Cooperation.

Each Party agrees to provide the other Party, upon reasonable advance request, access to documentation related to the Development and commercialization activities being conducted pursuant to this Agreement, including without limitation, protocols, data and stat plans of non-clinical and clinical trials, the design of manufacturing protocols, analytical test methods, chemical synthesis and purification, Regulatory Applications, proposed labeling for Licensed Products, third party contracts for related services, marketing plans and proposed advertising, marketing and promotional materials; provided, however, that to the extent any such documentation is Confidential Information (as defined pursuant to Section 7.1 of this Agreement), the receiving Party shall comply with the provisions of Section 7.1 with respect thereto and; provided, further, that failure by either party to furnish any such requested documentation shall not be deemed a material breach of this Agreement.  Each of the Parties agree to provide the other Party with updates as to the Development and commercialization of the Licensed Products via teleconference or an in person meeting to the extent the other Party reasonably requests, it being the intent of the Parties that such meetings occur on a regular and periodic basis as circumstances warrant.

ARTICLE VIII - OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

8.1.                              Title.

Except as expressly set forth below in this Section 8.1, (a) title to all Patents claiming inventions made solely by an employee of a Party in the course of performing Development of Licensed Products (“Development Invention”) shall be owned by such Party; (b) title to Patents claiming inventions made jointly by employees of ORTHO and ANIKA shall be jointly owned by ORTHO and ANIKA (“Joint Patents”); and (c) the laws of the United States with respect to joint ownership of inventions shall apply in all jurisdictions; accordingly, except as expressly provided in this Agreement, neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other party to license a Joint Patent (except ANIKA would not be able to license rights in Joint Patents to the extent licensed to ORTHO under this Agreement), by reason of joint ownership thereof.

8.2.                              License to ORTHO Development Inventions.

ORTHO hereby grants ANIKA and its Affiliates a perpetual, non-exclusive, worldwide license to use ORTHO’s Development Inventions, at a commercially reasonable royalty determined based upon the value added to the Licensed Product by the Development Invention, with the right to sublicense, to use, manufacture, have manufactured, sell, offer for sale, import, have imported, offer to import, Licensed Products outside the Territory.  ORTHO shall have no obligations to file and/or maintain any patent or patent applications relating to such Development Inventions.

8.3.                              Disclosure of Patentable Inventions.

Each Party shall provide to the other any invention disclosure submitted in the normal course of disclosing an invention arising in the course of the Development or relating to Licensed Product.  Such invention disclosures shall be provided to the other Party promptly after creation.

8.4.                              Patent Filings.

(a)           Except for Joint Patents (which are the subject of the following sentences), each Party may prepare, file, prosecute and maintain Patents to cover discoveries and inventions which such party owns relating to any Licensed Products being developed or sold hereunder.  Joint Patents may be filed, prosecuted and maintained by the Party desiring to file such Joint Patent.  Notwithstanding the above, neither party shall file a Joint Patent or a patent application that recites or was conceived or reduced to practice based on Confidential Information of the other Party without the prior written consent of the other Party which may be withheld in such Party’s sole discretion; provided, however, in the event that either Party files a Joint Patent or patent application in violation of this sentence, the filing party shall assign, and hereby be deemed to assign, title to any such Patent or patent application to the other Party.  Within ten (10) months after the filing of a Joint Patent, the Filing Party (as defined below) shall provide the other Party notice of the countries that it intends on filing counterpart applications.  The other Party shall have the right to request that the Filing Party file, prosecute, and maintain counterpart applications in additional countries; provided, however, that the other Party shall reimburse the Filing Party for the costs of prosecuting and maintaining such counterpart application unless and until the other Party requests that the Filing Party abandon the prosecution or maintenance of such counterpart application.  Each party shall have the right to direct or control all material actions relating to the prosecution or maintenance of Joint Patents which it filed.  The Party who is responsible for filing a Patent, will be termed the “Filing Party” and the Filing Party shall bear all Patent Cost associated therewith (except as set forth above for counterpart applications).  The Filing Party shall keep the other Party apprised of the status of each Joint Patent, and shall seek the advice of the other Party with respect to patent strategy and drafting applications and shall give reasonable consideration to any suggestions or recommendations of the other Party concerning the preparation, filing, prosecution, maintenance and defense thereof.  The Parties shall cooperate reasonably in the prosecution of all Joint Patents and shall share all material information relating thereto, including all material communications from patent offices, promptly after receipt of such information.  If, during the term of this Agreement, the Filing Party intends to allow any Joint Patent or if ANIKA intends to allow any other ANIKA Patent to lapse or leave abandoned, the Filing Party shall, whenever practicable, notify the non-Filing Party of such intention at least sixty (60) business days prior to the date upon which such Patent shall lapse or become abandoned, and the non-Filing Party shall thereupon have the right, but not the obligation, to assume responsibility for the prosecution, maintenance and defense thereof and all expenses related thereto.

(b)           In addition to the provisions of Section 8.4(a), the Parties agree to cooperate with each other and with the Steering Committee to determine which countries it may be necessary or advisable under this Agreement to file, prosecute and maintain counterpart applications of ANIKA Patents (other than Joint Patents, which are subject to Section 8.4(a)). It is initially contemplated that the determination of such countries will be decided by the Steering Committee with sufficient advance notice so as to permit the reasonable obtaining of the Patent prior to commercialization in the applicable county or countries.  The associated Patent Costs during the Term of this Agreement shall be the sole responsibility of ORTHO and shall be included into the applicable development plan(s) and budget(s) agreed to by the Steering Committee; provided, however, that if at any time after an initial filing is commenced in a particular country ORTHO specifies in writing it no longer desires for ANIKA to prosecute and/or maintain any such patent application of ANIKA Patents (other than Joint Patents), then ORTHO shall not be responsible for any associated Patent Costs incurred from the date of such notice, but shall be responsible and pay for any such Patent Costs incurred prior to the date of such notice.  Under no circumstances shall the failure to prosecute and/or maintain an ANIKA Patent which ORTHO has indicated pursuant to the previous sentence it no longer desires to be prosecuted or maintained, be deemed to result in a breach by ANIKA of any provision of this Agreement.  ANIKA shall retain the right to file, prosecute and maintain patent applications of ANIKA Patents in any jurisdiction not identified by the Steering Committee as contemplated for commercialization by this Section 8.4(b), at ANIKA’s sole cost and expense.

8.5.                              Infringement by Third Parties.

(i)            If any ANIKA Patent covering a Licensed Product is infringed by a Third Party in any country in connection with the manufacture, use, sale, offer for sale and importation of a Licensed Product in such country, the Party to this Agreement first having knowledge of such infringement shall promptly notify the other in writing.  The notice shall set forth the known facts of that infringement in reasonable detail.

(ii)           ANIKA shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement of the ANIKA Patent, by counsel of its own choice, and at its own expense.  If ANIKA fails to bring an action or proceeding within a period of one hundred eighty (180) days after a request by ORTHO to do so, ORTHO shall have the right but not the obligation to bring and control any such action by counsel of its own choice, and at its own expense.

(iii)          The Party bringing suit under this Paragraph 8.5 regarding an ANIKA Patent shall bear all costs and expenses of the suit, with any damages or other monetary awards recovered being split with 50% to ORTHO and 50% to ANIKA after costs of the prosecuting Party are reimbursed.

(iv)          No settlement or consent judgment or other voluntary final disposition of a suit brought by a Party related to an ANIKA Patent under this Paragraph 8.5 shall diminish the rights or interests of the other Party without the consent of the other Party.  Examples of diminishing the rights or interests of the other Party include, but are not limited to, admittance of the invalidity or unenforceability of any ANIKA Patent.

(v)           Each Party shall have the sole and exclusive right, but no obligation, to enforce any Patent that it solely owns against infringement or alleged infringement thereof by a Third Party.

8.6.                              Validity Challenge Claims.

(i)            In the event that any person shall assert any claim that any ANIKA Patent are invalid or unenforceable, or seeks to limit the scope of enforcement thereof (each a “Validity Challenge Claim”), whether in defense against an enforcement action brought by a party, by a separate action for declaratory judgment, or otherwise, the party receiving notice of such claim shall promptly notify the other party.

(ii)           ANIKA shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to any Validity Challenge Claim relating to an Joint Patent, by counsel of its own choice, and at its own expense.  If ANIKA fails to bring an action or proceeding within a period of one hundred eighty (180) days after a request by ORTHO to do so, ORTHO shall have the right but not the obligation to bring and control any such action by counsel of its own choice, and at its own expense.

(iii)          The Party bringing suit under this Paragraph 8.6 regarding a Joint Patent shall bear all costs and expenses of the suit, with any damages or other monetary awards recovered being split with 50% to ORTHO and 50% to ANIKA after costs of the prosecuting Party are reimbursed.  The other Party will reasonably cooperate with and use commercially reasonable efforts to assist the Party bringing suit under this Paragraph 8.6, and the Party bringing such suit shall reimburse the other Party for its out-of-pocket expenses incurred as a result of such cooperation.

(iv)          A settlement or consent judgment or other voluntary final disposition of a suit brought by a Party relating to a Joint Patent under this Paragraph 8.6 may be entered into without the consent of the other Party; provided that such settlement, consent judgment or other disposition does not admit the invalidity or unenforceability of any Joint Patent.

(v)           Each Party shall have the sole and exclusive right, but no obligation, to institute, prosecute and control any action or proceeding with respect to any Validity Challenge Claim relating to any Patent that it solely owns.

8.7.                              Patent Assignment.

Neither Party may assign, license or otherwise transfer its rights under any Joint Patent except with the prior written consent of the other Party; provided, however, that either Party may assign such rights without consent to permitted assignee under this Agreement in connection with a merger or similar reorganization or the sale of all or substantially all of its assets to which such Joint Patents relate.

8.8.                              Notices.

ANIKA shall promptly notify ORTHO of the issuance of each patent included among the ANIKA Patents, giving the date of issue and patent number for each such patent.

8.9.                              Defense and Settlement of Third Party Claims

(a)           If a Third Party asserts that a patent right owned by it is infringed by the use, sale, or manufacture of Licensed Product, the Party receiving such notice shall promptly notify the other Party.

(b)           Subject to ANIKA’s rights under Section 13.6, if a Third Party asserts that a patent right owned by it is infringed by the use or sale (but not manufacture) of Licensed Product, ORTHO will be solely responsible for defending against any such assertions at its cost and expense.  ORTHO shall have the right to defend and settle against such charge of infringement.  In no event, however, shall any such settlement by ORTHO adversely affect ANIKA.

(c)           Subject to ORTHO’s rights under Section 13.6, if a Third Party asserts that a patent right owned by it is infringed by the manufacture (but not the use or sale) of Licensed Product, ANIKA will be solely responsible for defending against any such assertions at its cost and expense and ANIKA shall have the right to defend and settle against such charge of infringement.  In no event, however, shall any such settlement by ANIKA modify the rights and licenses granted hereunder to or otherwise adversely effect ORTHO.

(d)           If a Third Party action involves an alleged infringement relating to both (a) the use or sale and (b) the manufacture of Licensed Products, or if the other Party is a named defendant in any applicable lawsuit, the Parties will be jointly responsible for and have joint rights to defend such charges and, the Parties will act cooperatively with respect to any such defense at their cost and expense; provided, however that neither party shall have the right to settle the action without the advance written consent of the other Party, which consent shall not be unreasonably withheld.

(e)           Notwithstanding the foregoing, if an action has not been brought but an assertion has been made that a patent right owned by a Third Party is infringed by the use or sale of Licensed Product then the provisions of Section 5.4 shall be applicable.

ARTICLE IX - REPRESENTATIONS AND WARRANTIES.

9.1.          Representations and Warranties of ANIKA.

ANIKA hereby represents and warrants to ORTHO as follows:

(a)           ANIKA is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite corporate power and lawful authority to own, lease and operate its assets and to carry on its business as heretofore conducted.  ANIKA has the full legal right, corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by ANIKA and constitutes the valid and binding obligation of ANIKA, enforceable against ANIKA in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.

(b)           Except as described in the following sentence, ANIKA owns all rights, title and interest in the ANIKA Know-How and ANIKA Patents.  ANIKA expressly warrants and represents as of the Effective Date that it owns (i) an undivided half-interest in all of the rights, title and interest in and to the ANIKA/SUNY Patents listed in Exhibit G and (ii) all rights, title, and interest in the other ANIKA Patents listed in Exhibit G.  ANIKA has no outstanding encumbrances, liens, or agreements, either written, oral, or implied, in connection with the ANIKA Patents.  To the best of ANIKA’s knowledge, the Current Licensed Product does not infringe upon any proprietary right, other than patents of any Person in the Territory; provided, however, that ANIKA makes no such representation and warranty with respect to any trademarks or trade dress which may be used by ORTHO in the marketing, distribution and sale of the Current Licensed Product.  ANIKA does not have actual knowledge of any infringement by the Current Licensed Product of any issued patent in the Territory.  ANIKA makes no representation or warranty with respect to any marketing, distribution, sale or use of the Current Licensed Product not in accordance with any applicable Regulatory Approval.  Nothing contained in this Agreement is in conflict with any other agreement to which ANIKA is a party or is otherwise bound.  ANIKA has not granted the right to market, sell or distribute the Current Licensed Product in the Field in the Territory to any other Person.

(c)           ANIKA represents and warrants to ORTHO that at the time of delivery to a common carrier at ANIKA’s Shipping Point, all Licensed Product supplied in connection with this Agreement shall be of merchantable quality, fit for the purpose intended by this Agreement and free from defects in material and workmanship and shall be manufactured and provided in accordance and conformity with the applicable Specifications and in compliance with this Agreement.  ANIKA represents and warrants that it shall materially comply with all pertinent present and future statutes, laws, ordinances and regulations relating to the manufacture and supply of the Licensed Product in the Territory and in the Field being provided hereunder, including, without limitation, those enforced by the United States Food and Drug Administration (including compliance with cGMP) and International Standards Organization Rules 9000 et seq.

(d)           ANIKA’S WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ANY OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, AND, ANIKA HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT, TITLE OR FITNESS FOR A PARTICULAR PURPOSE.

9.2.                              Representations and Warrantees of ORTHO.

ORTHO hereby represents and warrants to ANIKA as follows:

(a)           ORTHO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and lawful authority to own, lease and operate its assets and to carry on its business as heretofore conducted.  ORTHO is a wholly-owned indirect subsidiary of Johnson & Johnson.  ORTHO has the full legal right, power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by ORTHO and constitutes the valid and binding obligation of ORTHO, enforceable against ORTHO in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.

(b)           Nothing contained in this Agreement is in conflict with any other agreement to which ORTHO or its sublicensees is or may become a party or is otherwise bound.

(c)           ORTHO Sellers shall store, distribute, market and sell Licensed Product in accordance with directions for storage and use as indicated in this Agreement and any amendments hereto.

(d)           ORTHO Sellers shall distribute, market and sell Product in accordance with all applicable international, national and local laws of each country within the Territory, including without limitation, applicable drug and medical device laws.

ARTICLE X - ANIKA’S GENERAL OBLIGATIONS AND COVENANTS

During the Term of this Agreement, ANIKA shall, in accordance with any marketing plan, strategy and direction approved by the Steering Committee:

(a)           Provide to ORTHO reasonable technical, scientific, sales and marketing support with respect to the Licensed Product, to the extent ORTHO makes available opportunities to provide such support;

(b)           Maintain ownership of Regulatory Approvals for Licensed Products and be responsible for making all such regulatory filings;

(c)           No earlier than thirty (30) days after the execution and delivery of this Agreement, upon ORTHO’s request, ANIKA shall deliver to ORTHO copies of all material Information in

ANIKA’s possession related to ANIKA’s Know-How and ANIKA’s Patents available as of such date which ANIKA and ORTHO reasonably determine is relevant to the safety, efficacy, regulatory status, sale, marketing or distribution of a Licensed Product in the Territory; provided, however, that all such transferred Information shall be subject to the confidentiality provisions of Article VII of this Agreement;

(d)           Refrain from soliciting orders from or selling Licensed Products to any Person (other than ORTHO Sellers) located inside the Territory or to any Person outside the Territory for sales which ANIKA knows or believes are intended to be distributed to users inside the Territory; and

(e)           ANIKA covenants that during the Term it will not directly or indirectly Develop and Manufacture products containing HA for use in the Field (other than for sale outside the Territory), nor negotiate or enter into any written agreements with any Third Party relating to such Developments that take effect during the Term (other than for sale outside the Territory).

ARTICLE XI - ORTHO’s GENERAL OBLIGATIONS AND COVENANTS

During the Term of this Agreement, ORTHO shall:

(a)           Store and distribute Licensed Product in accordance with direction for storage and use as indicated in the applicable Regulatory Approvals which are in effect at the time of such storage and use

(b)           Market and sell Licensed Product in accordance with approved labeling for Licensed Product at the time of such distribution, marketing or sales;

(c)           Subject to Article IV, notify ANIKA prior to engaging any distributor sublicensees to market, sell or distribute Licensed Product in the Territory and cause any such sublicensees to agree in writing to be bound by the terms of this Agreement as if ORTHO hereunder.  Notwithstanding the foregoing, ORTHO shall remain solely and primarily responsible under this Agreement;

(d)           Be responsible for the entire cost of selling, marketing, advertising, promoting and distributing Licensed Product in the Territory except as explicitly set forth herein;

(e)           Supply ANIKA with any information as required under Applicable Law by the FDA or other governmental agencies for U.S. and international regulatory filings related to the sale of the Licensed Product in the Territory;

(f)            Timely advise ANIKA in writing of any suit, claim or complaint known to ORTHO resulting from the distribution or use of any Licensed Product;

(g)           Invoice Third Parties (and ensure any sublicensees invoice) Third Parties appropriately, consistently and on a timely basis with respect to sales of any and all Licensed Products;

(h)           ORTHO will, and cause other ORTHO Sellers to, to the extent required by applicable law, keep detailed distribution records for each lot number detailing the quantity shipped and the first location where the lot was shipped by ORTHO, and provide ANIKA with reasonable access to records for purposes of conducting quality control audits as provided in Section 5.6(d);

(i)            Except in those countries in the Territory where the Parties are unable to commercialize any Licensed Product and obtain necessary Regulatory Approvals (due solely to a deficiency in the Licensed Product that prevents the obtaining of the necessary Regulatory Approvals after the Parties have taken all reasonable steps to obtain such Regulatory Approval), ensure that the OrthoNeutrogena Division shall neither acquire, develop, market or commercialize any products containing HA for use in the Field (a “Competing Product”), nor otherwise distribute such Competing Product, nor negotiate or enter into any written agreements with any Third Party with respect to any such Competing Product (it being understood that the restrictions of this Section XI(i) are intended to, and do, apply only to the OrthoNeutrogena Division and does not restrict any other existing or future businesses of ORTHO; it being further understood, however, for the sake of clarity, that the application or use of any intellectual property rights or other rights obtained by ORTHO under this Agreement to businesses other than that within and conducted by the OrthoNeutrogena Division will constitute a violation of this Section XI(i));

(j)            Refrain from soliciting orders from or selling Licensed Products to any Person located outside the Territory or to any Person inside the Territory for sales which ORTHO knows or believes are intended to be distributed to users outside the Territory; and

(k)           Furnish to ANIKA all advertising, marketing and promotional materials related to the Licensed Product, for review and approval relative solely to their conformance with regulatory requirements, not to be unreasonably withheld, at least five (5) days prior to utilizing such materials, including, without limitation, any content to be displayed on any website; provided, however, that if there is an unresolved dispute as to whether ANIKA has unreasonably withheld approval of such materials, such matter shall be submitted to arbitration as provided in Article XVI; provided further, however, that should ANIKA fail to respond to any request for approval within the applicable five (5) day period then such approval will be deemed to have been granted.

ARTICLE XII - TERM AND TERMINATION

12.1.        Term.

This Agreement shall commence on the Effective Date and shall remain in effect for ten (10) years subject to the termination provisions set forth herein (such initial term, and any additional periods, the “Term”).  The Term of this Agreement will be automatically extended for perpetual additional periods of (5) five-year intervals subject to the termination provisions set forth herein; provided, however, that ORTHO has not provided ANIKA six-months’ prior written notice of its decision not to extend the Term for an additional five (5) year period.

Absent a provision to the contrary, any extension of this Agreement shall be subject to the terms set forth hereunder.

12.2.                        Termination Rights.

(a)           Notwithstanding any of the foregoing, this Agreement may be terminated by either Party upon written notice to the other party of its intent to terminate under this Section 12.2 (provided such written notice is mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service), upon the occurrence of any of the following: (i) a material breach of any term or condition of this Agreement by the other Party which is amenable to cure, and the breaching party shall have failed to cure such breach within ninety (90) days from the receipt by it of written notice thereof from the other Party; (ii) either Party commits a material breach which is not amenable to cure; (iii) the other Party shall commence any case, proceeding or other action (A) under any applicable law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; (iv) there shall be commenced against the other Party any such case, proceeding or other action referred to in clause (iii) of this Section 12.2 which results in the entry of an order for relief; (v) the other Party shall take any action authorizing, or in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth above in clauses (iii) or (iv) of this Section 12.2; or (vi) the other Party (or, in the case of ORTHO, its ultimate parent Affiliate) shall admit in writing its inability to pay its debts as they become due; provided, however, that ORTHO may not terminate under Section 12.2(iii)-(vi) if ANIKA has not materially breached Section 6.1 of this Agreement.  For avoidance of doubt, in the event of any dispute over the occurrence of an event set forth above in this Section 12.2, the ninety (90) day period set forth in subsection (i) of this paragraph shall be tolled and such termination shall not become effective until such dispute has been resolved as set forth in Article XVI of this Agreement.

12.3.                        Results of Termination.

In the event of termination of this Agreement by ANIKA, except as expressly provided in this Article XII, all the rights and obligations, including without limitation, the licenses granted to ORTHO in Article II, Article V and Article VI hereof, shall immediately terminate.  Upon termination by either Party, ORTHO shall provide ANIKA at no cost to ANIKA copies of all relevant communications and correspondence with and from regulatory agencies pertaining to Licensed Products and copies of all relevant marketing and promotional materials including customer lists, together with all Information relating to ORTHO’s product development pursuant to Article II hereof.  Except as otherwise provided in this Section 12.3, upon the termination of this Agreement, each Party shall promptly: (i) upon request return to the requesting Party all of the requesting Party’s relevant records, materials and Confidential Information relating to the Licensed Product in the possession or control of the other Party, or its sublicensees, and (ii) discontinue all distribution of the Licensed Product and the use of know-how in connection therewith.  Notwithstanding anything herein to the contrary, upon termination of this Agreement for any reason, ORTHO shall have the right for one (1) year to dispose of all Licensed Product then in ORTHO’s or its sublicensee’s possession, and the payments pursuant to Sections 5.2 and 5.3 which have been accrued or earned shall be paid to ANIKA with respect to such Licensed Product as though this Agreement had not terminated.  Termination of this Agreement shall not terminate ORTHO’s obligation to pay ANIKA for Licensed Product which has been shipped to ORTHO under this Agreement or under the supply provisions if it is sold to a Third Party, including, without limitation, any applicable payments under Article V hereof.  Notwithstanding the provisions of this Section 12.3 with respect to ORTHO’s right to dispose of Licensed Product post-termination of this Agreement, ANIKA shall have the right upon termination of this Agreement by ANIKA pursuant to Section 12.2 or by ORTHO pursuant to Section 12.4 to purchase all of ORTHO’ s unsold inventory in merchantable condition or having a remaining shelf life acceptable to ANIKA, at the price of [*********************] per Unit for Licensed Product transferred for sale outside the United States and [********************] per Unit for Licensed Product transferred for sale in the United States.

12.4.                        Termination by ORTHO.

ORTHO shall have the right to terminate this Agreement as follows:

(i)            upon thirty (30) days prior written notice to ANIKA if such notice to terminate is given within thirty (30) days following receipt by ANIKA of the Regulatory Approval by the FDA with respect to the PMA for the Current Licensed Product; provided, however, that to effect this termination right such Regulatory Approval must either (a) require a skin test prior to the administering of the Current Licensed Product, (b) have a safety profile that is materially adverse to that of the current approved labels of either Hylaform® or Restylane® as of the date of this Agreement, or (c) contain an approved label that indicates that the primary efficacy analysis of the Current Licensed Product at six (6) months post injection is inferior to the control [***********] and/or to pre-treatment referred in the United States clinical trial and described in the Current IDE;

(ii)           upon thirty (30) days written notice if the PMA for the Current Licensed Product has not received Regulatory Approval from the FDA by December 31, 2006;

(iii)          upon thirty (30) days written notice if ANIKA fails for a period of six (6) consecutive months following the delivery of ORTHO’s initial binding purchase order pursuant to Section 6.3(b), to deliver fifty percent (50%) of the aggregate cumulative quantity of all Licensed Products which ANIKA has agreed to deliver to ORTHO pursuant to binding purchase orders pursuant to Section 6.3(b) of this Agreement during that period;

(iv)          upon thirty (30) days written notice to ANIKA at any time after Regulatory Approval by the FDA with respect to the PMA of any Licensed Product if material data regarding the safety of such Licensed Product(s) arise after the Effective Date that indicate a materially and adversely different safety profile as compared to the profile of the approved PMA for such Licensed Product(s); provided, however, ORTHO’s termination right shall extend only to the applicable Licensed Product(s) (unless at such time no other unaffected Licensed Product(s) are being commercialized in which case ORTHO’s termination right shall extend to the entire Agreement);

(v)           upon two hundred and seventy (270) days written notice to ANIKA if such notice to terminate is given after the earlier of (a) two (2) years after the date of Regulatory Approval by the FDA with respect to the PMA for the Current Licensed Product or (b) forty-eight (48) months from the Effective Date;

(vi)          upon one hundred and eighty (180) days written notice to ANIKA if such notice to terminate is given after the earlier of (a) three (3) years after the date of Regulatory Approval by the FDA with respect to the PMA for the Current Licensed Product or (b) sixty (60) months from the Effective Date; and

(vii)         upon ninety (90) days prior written notice to ANIKA at any time during the Term; provided, however, that termination under this Section 12.4(vii) shall also require a payment to ANIKA of a one-time payment of either(a) the difference between (I) [******************** **********] minus (II) any payments made by ORTHO to ANIKA pursuant to Sections 5.1 and 5.2 hereof if such notice under this Section 12.4(vii) is made prior to the approval of the first PMA of a Licensed Product, (b) [******************************] if such notice under this Section 12.4(vii) is made within the period of two (2) years after the approval of the first PMA of a Licensed Product or (c) [***********************] if such notice under this Section 12.4(vii) is made anytime after two years following the approval of the first PMA of a Licensed Product.

In the event of termination under this Section 12.4, ANIKA shall retain all payments made by ORTHO under this Agreement and all payments made by ORTHO to purchase Licensed Product prior to the termination date, and ORTHO shall also make any such payments to which ANIKA is then entitled or which have been accrued or earned under this Agreement but payment of which have not previously been made by ORTHO.  In addition, ANIKA shall have no right to use ORTHO owned trademarks even if such were used by ORTHO in connection with the Licensed Product.

12.5.                        Accrued Rights, Surviving Obligations.

Termination of the Agreement for any reason shall be without prejudice to any Party’s obligations which shall have accrued prior to such termination, including, without limitation, the payment obligations under Article V hereof or to the remedy, in accordance with the terms herein, of either Party hereto in respect of any previous breach on any covenant contained herein.  Such termination shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of the Agreement.  Notwithstanding any provision to the contrary herein, the rights and obligations of the Parties regarding dispute resolution (Article XVI), indemnification (Article XIII), publications, transfer of data and confidentiality (Sections 7.1 through 7.3) as well as such other provisions that are expressly indicated by their terms to survive the termination or expiration of this Agreement (and any relevant definitions in Article I), shall survive such termination or expiration.  In addition, each Party acknowledges and agrees that, following termination or expiration of this Agreement, the terms and conditions of this

Agreement shall be treated as Confidential Information of the other Party and subject to the provisions of Section 7.1.

12.6.                        Termination Not Sole Remedy.

Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available except as agreed to otherwise herein.

ARTICLE XIII - INDEMNIFICATION

13.1.        ANIKA shall indemnify, defend and hold harmless ORTHO, and any Affiliates of ORTHO, together with their respective officers and directors, from and against any and all losses (except consequential losses, such as, for example, loss of business profits) including compensatory losses for personal injury, damages, liabilities, costs and expenses, including without limitation reasonable attorney’s fees, arising out of or in connection with:

(a)                                  the breach of any of ANIKA’s representations and warranties made in Section 9.1;

(b)                                 the breach by ANIKA of any of its obligations, covenants or undertakings hereunder;

(c)                                  any Licensed Product recall for which ANIKA is required to bear all costs and expenses pursuant to Section 6.9(d);

(d)           any act or omission of ANIKA in connection with the design, Development, manufacture, packaging, testing, warehousing or handling of the Licensed Product; and

(e)           any infringement of a Third Party’s patent rights resulting solely from the manufacturing process utilized in connection with a Licensed Product.

13.2.        ORTHO shall indemnify, defend and hold harmless ANIKA and any Affiliates of ANIKA, together with their respective officers and directors, from and against any and all losses (except consequential losses, such as, for example, loss of business or of profits) including compensatory losses for personal injury, damages, liabilities, costs and expenses, including without limitation reasonable attorney’s fees, arising out of or in connection with:

(a)                                  the breach of any of ORTHO’s representations and warranties made hereunder;

(b)                                 the breach by ORTHO of any of its obligations, covenants or undertakings hereunder;

(c)           any claim made by ORTHO Sellers, as to the safety or effectiveness of the Licensed Product or the use to be made of the Licensed Product by any purchaser of Licensed Product, contained in any advertising or other promotional material created and disseminated by ORTHO Sellers to the extent that such claim is not supported by the Licensed Product label and package insert as approved by the FDA (or, in other countries, the appropriate governmental body having authority to approve the Licensed Product, label, and package insert for marketing in such country);

(d)           any other act or omission of the ORTHO Sellers in connection with Development, marketing, promotion, and sale of Licensed Product, including the storage, handling and distribution by ORTHO Sellers of Licensed Product;

(e)           any product recall for which ORTHO is required to bear all costs and expenses pursuant to Section 6.9(d);

(f)            ORTHO Sellers’ use, sale or disposition of Licensed Products where such Licensed Products incorporate changes made by ORTHO Sellers to the applicable Specifications or packaging, or changes made by ORTHO Sellers to any Regulatory Application with respect to Licensed Product which ANIKA has not approved; and

(g)           Any claim of trademark infringement with regard to a Licensed Product sold by or manufactured for an ORTHO Seller.

13.3.        The Parties agree that in the event of a loss for which it is determined under this Article XIII that both Parties bear a measure of responsibility, it is the intent of both Parties that the liability for the loss (including without limitation all damages, hard costs and expenses, together with reasonable attorney’s fees) be apportioned among the Parties according to their respective measures of responsibility, as that responsibility is determined according to this Section 13.3.  The Parties further agree that any portion of the loss not attributable to either party under this Section 13.3 (and not otherwise recoverable from a third party or its insurer) shall be borne equally among the Parties.  For example, the Party determined to be 10% responsible under Article XIII pays 10% of the loss, the Party determined to be 60% responsible pays 60% of the loss, and each Party pays one-half of the remaining 30%.  Within ten (10) business days after either Party so requests, the Steering Committee shall convene to develop an equitable apportionment of liability for the loss according to this Article XIII.  If the Steering Committee fails to agree on an apportionment within twenty (20) days after meeting, either Party may submit the matter to arbitration under Article XVI.

13.4.        Notwithstanding anything contained in this Agreement to the contrary, the Parties expressly agree that ANIKA shall have no liability to ORTHO under this Article XIII for claims, losses, or liability of any kind based upon or related to:

(a)           ORTHO Sellers’ use, sale or disposition (including ORTHO Development activities) of Licensed Products where such Licensed Products incorporates changes made by ORTHO Sellers to the Specifications or packaging which ANIKA has not approved, or changes made by ORTHO Sellers to any Regulatory Application with respect to Licensed Product which ANIKA has not approved;

(b)           sale or disposition of Licensed Products by ORTHO Sellers for any use other than the uses specified by the accompanying package inserts;

(c)           use, sale or disposition of Licensed Products by ORTHO Sellers in combination with devices or Licensed Products not purchased hereunder, where such combined sale or disposition is the sole cause of an infringement claim and whereas such Licensed Products would not themselves be infringing;

(d)           sale or disposition of Licensed Products by ORTHO Sellers in or for an application or environment for which such Licensed Products were not approved by the FDA or other applicable governmental or regulatory agency; or

(e)                                  modifications of Licensed Products by ORTHO Sellers;

to the extent such uses, sales, dispositions or modifications give rise to the claim, loss or liability and have not been approved by ANIKA.

13.5.        Notwithstanding anything contained in this Agreement to the contrary, the Parties expressly agree that ORTHO shall have no liability to ANIKA under this Section for claims, losses or liability of any kind based upon or related to:

(a)           the design, manufacturing, packaging, sterilization, testing, warehousing and handling of the Product by ANIKA through delivery to the common carrier for shipment to the Shipping Point;

(b)           ANIKA’s use, sale or disposition of Licensed Products where such Licensed Products incorporate changes made by ANIKA to the Specifications which ORTHO or the Steering Committee has not approved;

(c)           sale or disposition of Licensed Products by ANIKA for any use other than the uses specified by the accompanying package inserts;

(d)           sale or disposition of Licensed Products by ANIKA in or for an application or environment for which such Licensed Products were not approved by the FDA or other applicable governmental or regulatory agency; or

(e)           modification of Licensed Products by ANIKA which ORTHO has not approved and as to which ORTHO has the right to approve under this Agreement;

to the extent such activities, uses, sales, dispositions or modifications give rise to the claim, loss or liability and have not been approved by ORTHO.

13.6.        If ORTHO or ANIKA intends to claim indemnification under this Section as a result of a Third Party Claim or suit, such Party (the “Claiming Party”) shall (i) promptly notify the other Party in writing of any claim or loss for which it intends to claim such indemnification, (ii) cooperate fully with the other Party and its legal representatives in the investigation of any claim or loss covered by this Article XIII, and (iii) allow the other Party to control the defense and/or disposition of such suit or claim; provided that the Claiming Party shall have the right to participate at its own expense through counsel of its own choosing.  Neither Party shall have any indemnification obligations hereunder to the extent that such Party’s ability to defend such suit or redress such loss is prejudiced by the Claiming Party’s failure to perform the obligations set forth in the preceding sentence.  No claim shall be settled for which any Indemnifying Party shall be liable without the advance written consent of both the indemnifying Party and the Claiming Party, which consent shall not be unreasonably withheld.

ARTICLE XIV - DIVERTED AND GREY MARKET PRODUCTS

14.1.                        Grey Market Products.

(a)           If ORTHO reasonably believes that product containing HA marketed, manufactured, or distributed by ANIKA other than Licensed Products are being marketed for use or being used in the Field in the Territory (other than if such products are being marketed for use or are being used in the Field by an Affiliate of ORTHO) (“ORTHO Grey Market Products”) and such has caused financial loss to ORTHO of at least [******], ORTHO shall promptly notify ANIKA of such belief, and provide ANIKA with a written description of the basis for ORTHO’s belief.  Within five (5) Business Days of ANIKA’s receipt of such notice, the matter shall be submitted to the Steering Committee for resolution of the following issues:  (A) whether or not the goods believed by ORTHO to be ORTHO Grey Market Product are actually goods manufactured by ANIKA; (B) whether or not the goods believed by ORTHO to be ORTHO Grey Market Product are actually being marketed or used in the Field in the Territory; (C) upon determination that the goods are in fact ORTHO Grey Market Product, whether or not the financial loss to ORTHO is at least [******], and if so, the approximate amount; and (D) upon determination that ORTHO Grey Market Product has caused financial loss to ORTHO of at least [******], what commercially reasonable course of action ANIKA shall be required to take, including without limitation taking such action, including legal and/or equitable action as required to prevent the ORTHO Grey Market Product from entering the Territory and to prevent it from being marketed or used therein.  In the event the Steering Committee does not reach a resolution concerning the ORTHO Grey Market Product within thirty (30) days after such issues are presented to it, either Party may submit the matter to arbitration as provided in Article XVI herein, for resolution of the same issues as outlined in clauses (A) through (C) in the immediately preceding sentence.

(b)           If ANIKA reasonably believes that HA Products marketed, manufactured or distributed by the OrthoNeutrogena Division, or any ORTHO Seller, (including Licensed Products) are being marketed for use or being used outside the Field inside or outside the Territory (“ANIKA Grey Market Products”) and such products have caused financial loss to ANIKA (and any distribution, marketing or licensing partner of ANIKA) of at least [******], ANIKA shall promptly notify ORTHO of such belief, and provide ORTHO with a written description of the basis for ANIKA’s belief.  Within five (5) Business Days of ORTHO’s receipt of such notice, the matter shall be submitted to the Steering Committee for resolution of the following issues:  (A) whether or not the goods believed by ANIKA to be ANIKA Grey Market Product are actually goods marketed, manufactured or distributed by the OrthoNeutrogena Division or a sublicensee of ORTHO; (B) whether or not the goods believed by ANIKA to be ANIKA Grey Market Product are actually being marketed, distributed or used in the Field; (C) upon determination that the goods are in fact ANIKA Grey Market Product, whether or not the financial loss to ANIKA (and any distribution, marketing or licensing partner of ANIKA) is at least [******], and if so, the approximate amount; and (D) upon determination that ANIKA Grey Market Product has caused financial loss to ANIKA (and any distribution, marketing or licensing partner of ANIKA) of at least [******], what commercially reasonable course of action ORTHO shall be required to take, including without limitation taking such action, including legal and/or equitable action as required to prevent the ANIKA Grey Market Product from being marketed or used inside or outside the Territory.  In the event the Steering Committee does not reach a resolution concerning the ANIKA Grey Market Product within thirty (30) days after such issues are presented to it, either Party may submit the matter to arbitration as provided in Article XVI herein, for resolution of the same issues as outlined in clauses (A) through (C) in the immediately preceding sentence.

14.2.                        Diverted Products.

(a)           If ORTHO reasonably believes that HA Products marketed, manufactured, or distributed by ANIKA (other than Licensed Products marketed by ORTHO Sellers) marketed outside the Territory is being marketed or used in the Field in the Territory (“ORTHO Diverted Products”) and such products have caused financial loss to ORTHO of at least [******], ORTHO shall promptly notify ANIKA of such belief, and provide ANIKA with a written description of the basis for ORTHO’s belief.  Within five (5) Business Days of ANIKA’s receipt of such notice, the matter shall be submitted to the Steering Committee for resolution of the following issues:  (A) whether or not the goods believed by ORTHO to be ORTHO Diverted Product are actually goods manufactured by ANIKA (B) whether or not the goods believed by ORTHO to be ORTHO Diverted Product are actually being marketed or used in the Field in the Territory; (C) upon determination that the goods are in fact ORTHO Diverted Product, whether or not the financial loss to ORTHO is at least [******], and if so, the approximate amount; and (D) upon determination that ORTHO Diverted Product has caused financial loss to ORTHO of at least [******], what commercially reasonable course of action ANIKA shall be required to take, including without limitation, taking such action, including legal and/or equitable action as required to prevent the ORTHO Diverted Product from entering the Territory and to prevent it from being marketed or used therein (including, without limitation, terminating the supply agreement(s), if permitted thereunder, with the parties to whom ANIKA had originally sold such ORTHO Diverted Product).  In the event the Steering Committee does not reach a resolution concerning the Diverted Product within thirty (30) days after such issues are presented to it, either Party may submit the matter to arbitration as provided in Article XVI herein, for resolution of the same issues as outlined in clauses (A) through (C) in the immediately preceding sentence.

(b)           If ANIKA reasonably believes that Licensed Products marketed, manufactured or distributed by the OrthoNeutrogena Division, or any ORTHO Seller, are being marketed for use or being used in the Field outside the Territory (“ANIKA Diverted Products”) and such Licensed Products have caused financial loss to ANIKA (and any distribution, marketing or licensing partner of ANIKA) of at least [******], ANIKA shall promptly notify ORTHO of such belief, and provide ORTHO with a written description of the basis for ANIKA’s belief.  Within five (5) Business Days of ORTHO’s receipt of such notice, the matter shall be submitted to the Steering

Committee for resolution of the following issues:  (A) whether or not the goods believed by ANIKA to be ANIKA Diverted Product are actually goods marketed, distributed or manufactured by the OrthoNeutrogena Division or a sublicensee of ORTHO (B) whether or not the goods believed by ANIKA to be ANIKA Diverted Product are actually being marketed or used in the Field outside the Territory; (C) upon determination that the goods are in fact ANIKA Diverted Product, whether or not the financial loss to ANIKA (and any distribution, marketing or licensing partner of ANIKA) is at least [******], and if so, the approximate amount; and (D) upon determination that ANIKA Diverted Product has caused financial loss to ANIKA and any distribution, marketing, or licensing partner of ANIKA of at least [******], what commercially reasonable course of action ORTHO shall be required to take, including without limitation, taking such action, including legal and/or equitable action as required to prevent the ANIKA Diverted Product from entering the countries outside the Territory and to prevent it from being marketed or used therein (including, without limitation, terminating the agreement(s), if permitted thereunder, with the parties to whom ORTHO had originally contracted with (other than ANIKA), with respect to such ANIKA Diverted Product.  In the event the Steering Committee does not reach a resolution concerning the ANIKA Diverted Product within thirty (30) days after such issues are presented to it, either Party may submit the matter to arbitration as provided in Article XVI herein, for resolution of the same issues as outlined in clauses (A) through (C) in the immediately preceding sentence.

ARTICLE XV - STEERING COMMITTEE

15.1.        Steering Committee Structure and Members.  ANIKA and ORTHO shall create, within thirty (30) days after the Effective Date (or such later time as may be mutually agreed to by the Parties), a committee (the “Steering Committee”) to coordinate the development of Licensed Products.  The Steering Committee shall have two (2) members from each Party.  Each Party may change its representatives upon notice to the other Party.  Members of the Steering Committee shall serve on such terms and conditions as shall be determined by the Party selecting such person for membership on the Steering Committee.  An alternate member designated by a Party may serve temporarily in the absence of a permanent member designated by such Party.  The Steering Committee shall be chaired by one representative of either ANIKA or ORTHO for each successive twelve (12) month period during the Term of this Agreement, and the chair shall alternate between the Parties.  During the first twelve (12) month period, the Steering Committee shall be chaired by a representative of ANIKA.

15.2.        Steering Committee Meetings: The Steering Committee: (a) shall hold meetings at such times and places as shall be determined by a majority of the entire membership of the Steering Committee, but in no event shall such meetings be held less frequently than four times per Calendar Year (i.e. quarterly) and meetings in person shall alternate between the offices of the Parties or such other place as may be mutually agreed upon by the Parties; (b) may conduct meetings in person or by telephone conference; (c) shall keep minutes reflecting actions taken at meetings signed by one of the members of the Steering Committee from each of the Parties; and (d) may act without a meeting if, prior to such action, a written consent to such action is signed by all members of the Steering Committee.  Each Party may invite to the meetings those people whom it believes may be necessary to discuss issues to be discussed at such meeting.

15.3.        Steering Committee Action by Unanimous Vote Only: Actions to be taken by the Steering Committee pursuant to the terms of this Agreement shall be taken only following the unanimous vote of the members of the Steering Committee, and the reduction of such vote to writing in minutes as set forth in Section 15.2; provided, however, that any expenditures by the Parties not otherwise required by this Agreement shall be confirmed in writing by the most senior officer of ORTHO and ANIKA (for ANIKA currently the chief executive officer and for ORTHO currently the general manager).  If the Steering Committee is unable to reach a unanimous decision with regards to any action, such decision shall be referred to and be made jointly by such senior officer of ORTHO and such senior officer of ANIKA.  If such officers are unable to agree on such decision, then (a) decisions related to commercialization and marketing of Licensed Products shall be made by the manager of the most senior officer of ORTHO (currently the world-wide president of Neutrogena Corporation); (b) decisions related to the manufacturing of Licensed Products shall be made by the chief executive officer of ANIKA, and (c) all other decisions, including without limitation the Specifications of Licensed Products, labeling claims, the packaging (other than as required by the FDA or other regulatory agency), the content of Regulatory Approval Applications of Licensed Products, the protocol of clinical studies of Licensed Products, and modifications to any Development Plan shall only be made by mutual written agreement by the Parties.

15.4.        Responsibilities of the Steering Committee.  Subject to Section 15.3, the duties and responsibilities of the Steering Committee shall include to: (i) review, comment, and approve any Development of Licensed Products being conducted pursuant to Article II of this Agreement, including but not limited to the review of the raw clinical data and SAS data sets; provided, however, that any modification to the Current Development Plan that is not requested by a Regulatory Authority shall also need to be agreed in writing by both Parties; (ii) review and approve all submissions to Regulatory Authorities, including but not limited to Regulatory Approval Applications and correspondences relating thereto; (iii) establish the Specifications and any changes thereto for Licensed Products; provided, however, that any modification to the Specification that is not requested by a Regulatory Authority shall also need to be agreed in writing by both Parties; (iv) review and comment, but not approve, prior annual marketing plans of Licensed Products prior to the implementation thereof; (v) review and comment, but not approve, marketing and sales activities, if any, being conducted by ORTHO in the Territory, (vi) discuss issues concerning whether to file for Regulatory Approval and/or launch the Licensed Product in any country in the Territory; (vii) review and discuss, but not approve, any manufacturing issues that may arise; and (viii) review, discuss and approve the filing of ANIKA Patents as contemplated by Section 8.4(b) of this Agreement in those jurisdictions where such filing is determined to be necessary or advisable.  In connection with any meeting of the Steering Committee, the Parties will endeavor to provide to the other Party all materials in connection with this Section 15.4 at least five (5) Business Days in advance of such meeting.  Notwithstanding anything to the contrary contained herein, to the extent that the Development of the two additional Licensed Products pursuant to Section 2.2 of this Agreement results in either Party being disadvantaged by the requirements and obligations of Sections 3.4 and 6.2, then the Steering Committee, in connection with the Parties, shall endeavor to provide alternative applicable provisions with respect to such requirements and obligations or otherwise address such issues to the mutual satisfaction of the Parties.

ARTICLE XVI - DISPUTE RESOLUTION

16.1.                        Dispute Resolution and Arbitration.

In the case of any Disputes (as defined below) between the Parties arising from this Agreement, and in case this Agreement does not provide a solution for how to resolve such disputes, the Parties shall endeavor to discuss and negotiate in good faith towards a solution acceptable to both Parties and in the spirit of this Agreement.  If the Parties fail to reach agreement within sixty (60) days, then the senior officer of ANIKA and the senior officer of ORTHO shall discuss in good faith an appropriate resolution to the dispute.  If these executives fail to reach an amicable agreement within sixty (60) days, then either Party may upon written notice to the other submit the dispute to binding arbitration pursuant to Section 16.2.

16.2.                        Arbitration.

Any claim, dispute or controversy arising out of or in connection with or relating to this Agreement, (including, without limitation, disputes with respect to the rights and obligations of the Parties following termination) (a “Dispute”) not settled by the procedures set forth in Section 16.1 above shall be adjudicated by arbitration in accordance with the Arbitration Proceedings as set forth in Exhibit B attached hereto.

ARTICLE XVII - MISCELLANEOUS

17.1.                        Relationship of Parties.

For the purposes of this Agreement, each Party is an independent contractor and not an agent or employee of the other Party.  Neither Party shall have authority to make any statements, representations, or commitments of any kind, or to take any action which shall be binding on the other Party, except as may be explicitly provided for herein or authorized in writing.

17.2.                        Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

17.3.                        Headings.

All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

17.4.                        Binding Effect.

This Agreement shall inure to the benefit of and be binding upon the Parties and their respective lawful successors and assigns.

17.5.                        Assignment.

Neither Party may assign or transfer this Agreement or its rights and obligations under this Agreement without the prior written consent of the other Party, which consent may be given or withheld in its sole discretion, and any such assignment or transfer shall be null and void and entitle the non-assigning party to terminate this Agreement forthwith.  Notwithstanding the foregoing, either Party must assign this Agreement (and shall be permitted to do so without the consent of the other Party) in connection with the sale of all or substantially all of its assets (whether by merger, consolidation or otherwise); provided, however, that in no event shall any such assignment release either Party from its responsibilities under this agreement unless the assignee has agreed in writing to assume all of the obligations of assignor hereunder.  Notwithstanding the foregoing, ANIKA shall be permitted to sublicense or outsource to Affiliates or Third Parties the manufacturing and supply of Licensed Products only upon prior written notice and approval by ORTHO, not to be unreasonably withheld; provided, however, that ANIKA shall be responsible for the compliance by such sublicensee with all applicable terms of this Agreement and the Quality Agreement.

17.6.                        Amendment and Waiver.

This Agreement may be amended, supplemented, or otherwise modified at any time, but only by means of a written instrument signed by both Parties.  Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

17.7.                        Governing Law.

This Agreement and the legal relations among the Parties shall be governed by and construed in accordance with the laws of the State of New York, USA, irrespective of any choice of laws or conflict-of-law principles.

17.8.                        Severability.

In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein.

17.9.                        Entire Agreement.

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings.

17.10.                  Advice of Counsel.

ORTHO and ANIKA have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one party or another and will be construed accordingly.

17.11.                  Force Majeure.

Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure or delay of performance by the defaulting Party if the failure or delay is occasioned by (i) any fire, explosion, unusually severe weather, natural disaster or Act of God (ii) epidemic; any nuclear, biological, chemical, or similar attack; any other public health or safety emergency; any act of terrorism; and any action reasonably taken in response to any of the foregoing; (iii) any act of declared or undeclared war or of a public enemy, or any riot or insurrection; (iv) any disruption in transportation, communications, electric power or other utilities, or other vital infrastructure; or any means of disrupting or damaging internet or other computer networks or facilities; (v) any strike, lockout or other labor dispute or action; (vi) any action taken in response to any of the foregoing events by any civil or military authority; or (vii) any other event beyond such Party’s control, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.  Notwithstanding the foregoing, this Section 17.11 shall not operate to relieve either Party from performance of any obligation for more than ninety (90) days.

17.12.                  Further Actions.

Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.13.                  No Trademark Rights.

Except as otherwise explicitly provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name “ANIKA” or “ORTHO”, or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of the Agreement.

17.14.                  Notices.

All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), email (receipt acknowledged), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following address (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof).

If to ANIKA,

addressed to:

ANIKA THERAPEUTICS INC.

160 New Boston Street

Woburn, MA 01801

Attention:  Chief Executive Officer

Facsimile:  (781) 932-3360

Email: csherwood@anikatherapeutics.com

With a copy to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention:  H. David Henken, P.C.

Facsimile:  (617) 523-1231

Email: dhenken@goodwinprocter.com

If to ORTHO:

addressed to:

OrthoNeutrogena Division of Ortho-McNeil Pharmaceutical, Inc.

5760 W. 96th Street

Los Angeles, CA 90045

Attention: General Manager

Facsimile: 310-410-5945

Email: dbrown5@neuus.jnj.com

With a copy to:

Office of General Counsel

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

Attention: Phil Johnson

Facsimile:   732-524-2788

Email: pjohnson@corus.jnj.com

Each of the Parties consent to the personal jurisdiction of the U.S. Federal Courts and agree to accept any legal process served upon such Party at the addresses specified above for such Party.

17.15.                  Waiver.

Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

17.16.                  Bankruptcy.

All rights and licenses granted under or pursuant to this Agreement by each Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(60) of the Bankruptcy Code.  The Parties agree that ORTHO shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.  The licensor agrees, during the term of this Agreement, to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such intellectual property.  The Parties further agrees that in the event of the commencement of a bankruptcy proceeding by or against it under the Bankruptcy Code, the licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and all embodiments of such intellectual property, and same, if not already in its possession, shall promptly be delivered to licensee (a) upon such commencement of a bankruptcy proceeding upon written request therefore by licensee, unless licensor elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of licensor upon written request therefore by licensee.

17.17.                  Compliance with Environment, Safety And Industrial Hygiene.

With respect to all environmental, safety and industrial hygiene matters related to ANIKA’s activities under this Agreement, ANIKA shall (i) comply with all applicable laws and regulations issued by national, state and local authorities, and (ii) implement corrective action which may be reasonably requested by ORTHO to correct an violations of laws or regulations regarding environmental, safety and industrial hygiene

17.18.                  Child Labor Employment Practices.

ANIKA agrees to comply with the following PPC Corporate Policy relating to the Employment of Child Labor:

(a)           No person under the age of 16 shall be employed, and no other young person (under age of 18) shall be employed unless such employment is in compliance with the International Labor Organizations Convention 138 Concerning Minimum Age;

(b)           No young person (under age 18) shall be required to work more than 48 regular hours and 12 hours overtime per week nor more than six (6) days per week; and

(c)           No young person (under age 18) shall be employed unless such employment is in compliance with all applicable laws and regulations concerning, age, hours, compensation, health and safety.

17.19.      DAMAGES.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, NEITHER PARTY SHALL IN ANY EVENT BE LIABLE TO THE OTHER FOR PUNITIVE, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a sealed instrument effective as of the date first above written.

ORTHO-MCNEIL PHARMACEUTICAL, INC.	ANIKA THERAPEUTICS, INC.
acting through its
ORTHONEUTROGENA DIVISION

By:	By:
Dave Brown		Charles H. Sherwood, Ph.D
General Manager		President and CEO

EXHIBIT A

PRODUCT SPECIFICATIONS

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EXHIBIT B

ARBITRATION

Any controversy or claim arising out of or relating to this Agreement shall be resolved by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls.  Any court with jurisdiction shall enforce this clause and enter judgment on any award.  The arbitrator shall be selected within twenty business days from commencement of the arbitration from the AAA’s National Roster of Arbitrators pursuant to agreement or through selection procedures administered by the AAA.  Within 45 days of initiation of arbitration, the Parties shall reach agreement upon and thereafter follow procedures, including limits on discovery, assuring that the arbitration will be concluded and the award rendered within no more than six months from selection of the arbitrator or, failing agreement, procedures meeting such time limits will be designed by the AAA and adhered to by the Parties.  In connection with the arbitration proceeding, the arbitrator shall order the prompt exchange of relevant documents by each party; each party may take up to two depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party; however, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission.  In connection with any arbitration, each party shall provide to the other, no later than fourteen (14) days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert.  The arbitration shall be held in Boston, MA and the arbitrator shall apply the substantive law of New York, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act.  From the date of initiation of arbitration and until such time as any matter has been finally settled by arbitration, the running of the time periods contained in Article VII as to which Party must cure a breach of this Agreement shall be suspended as to the subject matter of the dispute.  Prior to commencement of arbitration, emergency relief is available from any court to avoid irreparable harm.  THE ARBITRATOR SHALL NOT AWARD EITHER PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES, OR ATTORNEYS FEES OR COSTS.

Prior to commencement of arbitration, the Parties must attempt to mediate their dispute using a professional mediator from AAA, the CPR Institute for Dispute Resolution, or like organization selected by agreement or, absent agreement, through selection procedures administered by the AAA.  Within a period of 45 days after the request for mediation, the Parties agree to convene with the mediator, with business representatives present, for at least one session to attempt to resolve the matter.  In no event will mediation delay commencement of the arbitration for more than 45 days absent agreement of the Parties or interfere with the availability of emergency relief.

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ANIKA THERAPEUTICS ANNOUNCES WORLDWIDE DEVELOPMENT AND COMMERCIALIZATION PARTNERSHIP WITH ORTHONEUTROGENA

– Agreement Meets Key Corporate Objective

For Clinical Development Of Cosmetic Tissue Augmentation Product –

WOBURN, Mass. July    , 2004 – Anika Therapeutics, Inc. (NASDAQ:ANIK) today announced the signing of an exclusive worldwide development and commercialization partnership with the OrthoNeutrogena Division of Ortho-McNeil Pharmaceutical, Inc, for its hyaluronic acid (HA) based cosmetic tissue augmentation (CTA) therapy.  CTA is under development for the correction of dermal defects such as wrinkles, folds and scars, as well as lip augmentation.

Under the terms of the multi-year agreement, Anika will receive an initial payment of $1 million with additional milestone payments to be made upon receipt of final marketing approval from the U.S. Food and Drug Administration (FDA), receipt of a European CE Mark, and upon achievement of other sales and development targets.  The agreement also provides royalties and transfer payments for the supply of CTA products.

Earlier this month, Anika commenced a pivotal Phase III U.S. clinical trial to evaluate CTA’s effectiveness for correcting nasolabial folds.  Under the agreement, Ortho Neutrogena is to fund this pivotal Phase III trial and support Anika in its development of this CTA product, as well as possible future line extensions.

Anika President and Chief Executive Officer Charles H. Sherwood, Ph.D., said the agreement meets Anika’s goal of establishing a relationship for its CTA therapy with a premier dermatology company with global marketing and distribution capability.  “Ortho Neutrogena is an excellent partner to bring CTA into the expanding aesthetic marketplace.  Ortho Neutrogena contributes worldwide expertise and unsurpassed product quality as one of the largest fully integrated pharmaceutical dermatology groups.  They are well positioned to contribute to the development and advancement of other potential HA-based dermatological products, as well.”

About Anika Therapeutics, Inc.

Headquartered in Woburn, Mass., Anika Therapeutics, Inc. (www.anikatherapeutics.com) develops, manufactures and commercializes therapeutic products and devices intended to promote the repair, protection and healing of bone, cartilage and soft tissue.  These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body.  Anika’s currently approved products include OrthoVisc®, a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by Ortho Biotech Products, L.P., and Hyvisc®, a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc.  Anika manufactures Amvisc™ and Amvisc Plus™, HA viscoelastic products for ophthalmic surgery, for Bausch & Lomb.  It also produces CoEase™, which is marketed by

C-1

Advanced Medical Optics, Inc., STAARVISC™-II distributed by STAAR Surgical Company and Shellgel™ for Cytosol Ophthalmics, Inc.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as “expectations,” “remains,” “focus,” “expected,” “prospective,” “expanding,” “building,” “continue,” “progress,” “efforts,” “hope,” “believe,” “objectives,” “opportunities,” “will,” “seek,” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements. The statements are based upon the current beliefs and expectations of management and are subject to significant risks, uncertainties and other factors.  The Company’s actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including:  its ability to successfully commence and/or complete the pivotal U.S. clinical trial of the CTA product or its other products on a timely basis or at all, and that it obtains clinical safety and efficacy data to support any pre-market approval application and/or FDA or other U.S. or foreign regulatory approvals of such products; that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; and the results of its research and product development efforts and their relative success and timing of regulatory approvals, commercialization of the Company’s products; the risk that the Company’s new arrangements with OrthoNeutrogena will not result in any meaningful sales or will be terminated at an earlier date in accordance with its terms, or that OrthoNeutrogena will fail to perform as it has committed to under the agreement, or that any of the milestones in this agreement will not be achieved.  Even if the Company is successful with its CTA product or its other products, there can be no assurance that it will be successful with other potential products.  Certain other factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include those set forth under the headings “Business” “Risk Factors and Certain Factors Affecting Future Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and Current Reports on Form 8-K, current Reports on Form 8-K, as well as those described in the Company’s other press releases and SEC filings.

C-2

EXHIBIT D

ANIKA’s Insurance Requirements

1.0                               Definitions

“ANIKA”

2.0                               Insurance Requirements

ANIKA shall procure and maintain, at all times, and at its own expense, until final completion of the work covered by the contract, and during the time period following the final completion if ANIKA is required to return and perform additional work, for any reason whatsoever, the types of insurance(s) specified below.

A.                                    Commercial General Liability

ANIKA shall provide coverage on a Commercial General Liability Occurrence Coverage Form (or equivalent) with limits of not less than $1,000,000 each occurrence, $1,000,000 products/completed operations aggregate, $1,000,000 personal injury/advertising injury aggregate and $2,000,000 general aggregate.  ANIKA will endeavor to inform ORTHO of any exclusions or amendments to the policy form which would result in direct impact to ORTHO.  ANIKA’s policy shall be specifically endorsed with Chubb Form to include ORTHO, its subsidiaries, and its directors, officers and employees, as an Additional Insured, as respects negligence caused by ANIKA as a result of this Agreement.  ANIKA shall supply ORTHO with the above proof of insurance and forms as required upon the signing of this Agreement, but ORTHO’s failure to demand such proof or forms shall not waive ORTHO’s rights to such coverage as specified herein.

B.                                    Automobile Liability

ANIKA shall provide coverage on a Business Auto Policy Form (or equivalent) for hired and non-owned automobiles with a limit of liability in an amount no less than $1,000,000 each accident.

C.                                    Workers’ Compensation

ANIKA shall provide Workers’ Compensation Form (or equivalent) in accordance with the laws of the State of MA, and any other applicable jurisdiction, covering all employees who are to provide service under this Agreement.  Employers’ Liability coverage is required with limits of not less than the following:

Bodily Injury by Accident	$500,000 Each Accident
Bodily Injury by Disease	$500,000 Each Employee
Bodily Injury by Disease	$500,000 Policy Limit

D-1

D.                                    Excess Liability

ANIKA shall provide Umbrella Liability coverage with a limit of liability no less than $5,000,000 each occurrence, $5,000,000 aggregate.

E.                                      Miscellaneous

All insurance companies must be authorized to do business in the States where business is being transacted covering all operations under this Agreement.  All insurance companies must be rated A or better with a financial rating of VII or better in the most recent A. M. Best’s Rating Guide.

All insurers will endeavor to provide for thirty (30) days’ prior written notice to ORTHO of cancellation.

Certificates of insurance for all required coverages shall be provided to ORTHO prior to commencement of any work on the project.

D-2

EXHIBIT E

QUALITY AGREEMENT

QUALITY AGREEMENT

OrthoNeutrogena

Los Angeles, California

&

 Pharmaceutical Sourcing Group Americas (PSGA)

with

Anika Therapeutics, Inc. (ANIKA)

QUALITY AGREEMENT

The purpose of this agreement is to ensure a mutual understanding of key responsibilities to assure OrthoNeutrogena products are produced, by Anika Therapeutics Inc., according to specifications and comply with all governing regulations and corporate policies.  It is acknowledged that this will be a continuously evolving process.  To the extent this document conflicts or is inconsistent with the  License Agreement to which it is appended, the text of the  License Agreement shall in all respects prevail and control.  It is understood and agreed that the terms of this Quality Agreement shall apply to products described under Scope of this agreement.

TABLE OF CONTENTS

SECTION NUMBER & TITLE

1. MAIN CONTACTS

2. OBJECTIVES

3. SCOPE

4. DEFINITIONS

5. QSR/REGULATORY/AUDITS

6. MATERIALS

7. MANUFACTURING/PACKAGING

8. STABILITY / RETAIN SAMPLES

9. PRODUCT COMPLAINTS

10. EXPIRATION DATING / LOT NUMBERING

11. SPECIFICATIONS

12. ORTHONEUTROGENA RELATED NON-CONFORMANCES

13. ORTHONEUTROGENA PRODUCT RELEASES

14. VALIDATION

15. SUPPLIERS

16. ORTHONEUTROGENA RELATED CHANGE CONTROL

17. MEDICAL DEVICE REPORTS

18. RECALLS

19. TECHNICAL SUPPORT

20. ANIKAQUARTERLY QUALITY MEASUREMENT REPORTS

21. AGREEMENT MAINTENANCE

22. GMP COMPLIANCE RESPONSIBILITIES

23. APPROVALS

1.              Main Contacts:

OrthoNeutrogena:

Name:	Mary C. Getz, PhD

Title:	Vice President, Quality Assurance

Telephone:	(310) 337-2112

FAX:	(310) 337-2121

e-mail:	mgetz1@neuus.jnj.com

PSGA:

Name:	Joseph Crea

Title:	Director, QA External Manufacturing

Telephone:	(609) 730-2879

FAX:	(609) 730-2366

e-mail:	jcrea@psgus.jnj.com

Name:	Jorge Alfonseca

Title:	Manager, QA External Manufacturing

Telephone:	(609) 730-2347

Fax: (609)	730-3591

e-mail:	jalfons@psgus.jnj.com

External Manufacturer:

Name:	Frank Luppino

Title:	Vice President, Operations

Telephone:	(781) 932-6616 x 136

Fax:	(781) 932-9735

e-mail:	fluppino@anikatherapeutics.com

Name:	Paul Strati

Title:	Director of Quality Assurance

Telephone:	(781) 932-6616, ext. 142

Fax:	(781) 932-9735

Email:	pstrati@anikatherapeutics.com

2.              Objectives:

2.1                                 To document the responsibilities of Anika Therapeutics and Pharmaceutical Sourcing Group Americas (PSGA)/ OrthoNeutrogena associated with the manufacture, packaging, testing, storage, and release of product.

2.2                                 To ensure a mutual understanding of key responsibilities, to ensure OrthoNeutrogena products are produced according to agreed upon specifications, and to ensure compliance with all applicable governing regulations and corporate policies.

2.3                                 It is acknowledged that this will be a continuously evolving process and that this Quality Agreement may be amended with concurrence from all parties as necessary.

3.              Scope:

3.1                                 Anika Therapeutics is the contract manufacturer of the Licensed Products for OrthoNeutrogena, Skillman, NJ.  PSGA QA for External Manufacturing will serve as the representative of OrthoNeutrogena Quality Assurance in interactions under this Quality Agreement.

Product:	(Trade Name tbd)
Package Sizes:	tbd

Location:	Anika Therapeutics, Inc.
236 West Cummings Park
Woburn, MA 01801

3.2                                 Any external manufacturing or packaging services provided for OrthoNeutrogena by an outside facility must conform at a minimum to the Quality Agreement terms and conditions.  Anika is currently being contracted to provide these services.  This Quality Agreement is being implemented to delineate the OrthoNeutrogena/PSGA and Anika quality objectives and responsibilities.

3.3                                 This document constitutes a Quality Agreement only and is not intended to represent a purchase contract.  The Quality Agreement does not represent or replace the Licensed Agreement or any other agreement and/or amendment(s) thereto between OrthoNeutrogena/PSGA Johnson & Johnson and Anika Therapeutics.

4.              Definitions:

4.1                                 FDA:  United States Food and Drug Administration or any successor entity (CBER-CDER).

4.2                                 PMA:  Pre-market approval

4.3                                 QSR:  Quality System Regulation covering medial device Good Manufacturing Practices as defined in the regulations promulgated under the Food, Drug and Cosmetic Act (FDCA).

4.4                                 Products:  Those products in Section 3, Scope.

4.5                                 MHRA:  Medicines and Health Care Product Regulatory Agency

4.6                                 Responsibility: These abbreviations will be used to identify the responsibilities outlined in Section 19.

4.6.1                        A = Audit

4.6.2                        R = Primary Responsibility

4.6.3                        D = Ultimate Decision Maker

4.6.4                        S = Shared Responsibility

4.7                                 Specifications:

4.7.1                        Master Formula

4.7.2                        Test Methods

4.7.3                        Product (WIP (Work in-process)/Finished) Requirements

4.7.4                        Standard Operating Procedures (SOPs)

4.7.5                        Labels & Labelling

4.8                                 Product Terms:

4.8.1                        Bulk: Product stored in containers (drums, vessels, portable kettles etc.)

4.8.2                        Work in Process (WIP): Product processed into its primary container needing further processing and/or packaging.

4.8.3                        Finished Product: Product completely packaged and in its final stage. No further processing and/or packaging are required.

4.9                                 Non-Conformance:  Any planned or unplanned deviation from a specification as defined in Section 4.7.

4.10                           First Pass Acceptance:  The percentage of batches made without any non-conformances, including laboratory deviations.

4.11                           Quality Hold:  The cumulative number of days that finished product is on hold due to pending non-conformance investigations or other quality actions.

5.              QSR/Regulatory/Audits:

Anika Therapeutics will manufacture, test, label, package and store Licensed Product in compliance with the QSR.

Anika Therapeutics will provide PSGA QA with a copy of the annual report submitted to the FDA no later than 30 days from the established dates.

All information and documentation from Anika shall be provided to the PSGA QA contact designated in Section 1 or their designee. PSGA and OrthoNeutrogena will be responsible for further distribution of documentation between their respective groups.

Audits

For auditing purposes, PSGA/OrthoNeutrogena assumes full access to Anika facility (except restricted areas), used for manufacturing, filing, packaging, testing, and storage of the product no more than once per year.

PSGA/ON will provide Anika at least two weeks notice prior to scheduling an audit of the Anika facility.

OrthoNeutrogena representatives may accompany PSGA on the audit.

The Anika response to any audit report findings must be received by PSGA within 30 days of receipt of an audit report unless otherwise agreed upon by the two companies.

Anika will notify PSGA/ON within 2 business days of any FDA inspection or notice of inspection by a regulatory agency (Note: no proprietary information related to non-PSGA products/processes need be disclosed during said notification of inspection).

Anika will notify PSGA/ON by the end of the audit or more frequently if appropriate of any issues that may impact OrthoNeutrogena products, including any general systems/GMP issues found during these inspections.

Anika will provide PSGA/ON with copies of any FDA 483 reports or similar reports relating to the products or facility to the extent these may impact or reasonably be expected to impact the Ortho- Neutrogena product.  Copy of the 483 forms can be redacted as necessary to protect proprietary information.

Anika is responsible for responding to any issues and observations found during these inspections.  Anika, at their sole discretion, may request additional participation from PSGA in responding to the audit findings.

6.              Materials:

6.1                                 Raw Materials:

6.1.1                        Certificate of Analysis must accompany raw material(s) shipment(s) from the raw material supplier.

6.1.2                        Anika will be responsible for performing the chemical testing of such raw materials in accordance with established specifications for the Licensed Product.

6.1.2.1               Anika will be responsible for the maintenance of appropriate retained samples of raw materials.

6.2                                 Components:

6.2.1                        Anika will be responsible for all inspection and testing of components in accordance with established specifications for the Licensed Product.

7.              Manufacturing / Packaging:

7.1                                 Anika shall manufacture, package, test, and store the bulk, WIP, and finished product in accordance with approved specifications for OrthoNeutrogena product and current Good Manufacturing Practices.

7.2                                 The manufacture of any penicillin or steroid product will not be allowed in the same manufacturing facility used for the manufacture of the OrthoNeutrogena Product.

7.3                                 Anika is responsible for releasing the finished product for PSGA review, and the overall quality/compliance of the product.  A Certificate of Compliance will be provided to PSGA for each lot.  Additionally, the first six months of executed production batch records will be subject to audit concurrent with release.  This audit may be performed at Anika’s facility at PSGA’s discretion.

8.              Stability / Retain Samples:

8.1                                 Anika will be responsible for withdrawing the required number of samples and performing annual product stability analysis in accordance with approved test methods and at test intervals identified in the stability specifications.

8.2                                 Anika will maintain the required amount of retain samples of finished goods to perform full testing from every commercial lot manufactured at Anika.  These retains will be held for one (1) year past the expiration date.

8.3                                 All stability results will be available to OrthoNeutrogena upon request.

9.              Product Complaints:

OrthoNeutrogena shall promptly communicate to ANIKA by facsimile, telephone or email (and confirm any such telephone communications as instructed at the time) any complaint received from uses of the Licensed Product(s).

9.1                                 Each notification of a complaint shall contain, but not be limited to, the lot number, dosage size, expiration for actual use and description of circumstances involved in the failure of the Unit(s) in question. Each complaint notification will contain all the information available to OrthoNeutrogena at the time, including all information then available which is required in the Anika Complaint form, and a summary of the proposed action to be taken by OrthoNeutrogena to comply with its legal obligations. OrthoNeutrogena will provide additional information promptly as it becomes available. OrthoNeutrogena acknowledges that complaint investigation is the responsibility of ANIKA, but OrthoNeutrogena reserves the right to directly contact its customers.

9.2                                 Anika will make reasonable efforts to complete their investigation, in writing to all complaints within 30 business days of receipt, although some complaint investigations due to their nature may take longer to complete.

9.3                                 Anika Therapeutics, Inc. will provide OrthoNeutrogena with summary complaint data on a quarterly basis.

10.       Expiration Dating / Lot Numbering:

10.1                           Anika will be responsible for providing OrthoNeutrogena QA the formats, layouts and abbreviations for expiration dating and lot numbers.  The assignment of expiration dates will be identified in the established specifications for Licensed Product.

10.2                           The format, layout, and abbreviation for expiration date and lot number will be approved in writing by OrthoNeutrogena and PSGA QA and must be documented in a current PSGA specification. All labels must comply with approved labelling.

11.       Specifications:

11.1                           Anika will be responsible for generating the required regulatory documentations.  Anika will supply OrthoNeutrogena/PSGA with copies of documentation upon request.

11.2                           Specification Types:

11.2.1                  Raw Material

11.2.1.1                                 Excipients

11.2.1.2                                 Actives

11.2.2                  Processing

11.2.3                  Bulk Product

11.2.4                  Packaging (Including Primary Container)

11.2.5                  Finished Product

11.2.6                  Stability

12.       OrthoNeutrogena Related Non-Conformances:

12.1                           Anika will be responsible for investigating and documenting any non-conformance to any process, material or product.

12.2                           Anika will notify OrthoNeutrogena/PSGA on all non-conformances that impact product integrity and potential release.

12.3                           Anika will provide OrthoNeutrogena with non-conformance summary data on a quarterly basis.

13.       OrthoNeutrogena Product Release:

13.1                           PSGA QA has decision-making authority for acceptance of product manufactured by Anika.

Anika Therapeutics will not supply product that has been reworked unless such rework is validated and approved for the product.

13.3 Anika is responsible for the storage and shipment of product prior to its receipt by PSGA/OrthoNeutrogena in a manner consistent with the approved labelling.

13.4                           Anika will ensure that shipments of finished product meet the requirements of storage and shipping conditions as specified for the manufactured product. PSGA will specify approved carriers.  Carriers not approved by PSGA will be initially approved by PSGA prior to use by Anika.

13.5Anika will provide OrthoNeutrogena/PSGA with summary batch release data on a quarterly basis.  Summary data will include:

13.5.1Number of batches released

13.5.2Number of batches rejected

14.       Validation:

14.1                           Anika will perform all process, packaging, and cleaning validations, as required by its procedures and in accordance with standard industry practice.

14.2                           Anika will perform laboratory test method validations as required by its procedures and in accordance with standard industry practice.

14.3                           Anika will write protocols and final reports for required validations.  All validation protocols and final reports may be audited by PSGA.

15.       Suppliers:

15.1                           Anika will purchase raw materials and components only from approved suppliers

15.2                           Anika will be responsible for conducting periodic audits of suppliers.  Audit reports are subject to audit by OrthoNeutrogena/PSGA to the extent permitted by law and the applicable contractual obligations of any such supplier.

15.3                           Anika will be responsible for the qualification of new suppliers.

15.4                           Anika will notify OrthoNeutrogena/PSGA of any supplier-related quality issues impacting the Licensed Product.  Anika is responsible for the coordination of component and raw material failure investigations and corrective actions.

16.       OrthoNeutrogena-Related Change Control:

16.1                           Anika shall maintain a change control system and use it to record, track, justify and approve changes.

16.2                           Anika Therapeutics will notify OrthoNeutrogena/PSGA QA in advance of any changes in processes, testing, and materials prior to implementation if such changes are significant enough to affect finished product specifications or require regulatory submission.

16.3                           Anika will provide OrthoNeutrogena with a summary of Change Control activities on a quarterly basis.

17.       Medical Device Reports:

17.1                           Anika shall be responsible for the reporting of all Medical Device reportable events (MDR)) to the regulatory agencies as required by applicable laws.

17.2                           OrthoNeutrogena shall notify ANIKA of potentially reportable events promptly but in no event later than twenty-four (24) hours after the event. In addition, all such notices by OrthoNeutrogena shall be consistent with the requirements of law in applicable jurisdictions.

17.3                           Anika will provide OrthoNeutrogena with a summary of Medical Device Reports on a semi-annual basis.

17.4                           Anika and OrthoNeutrogena will work together to investigate reportable events and complaints, including gathering information from customers and end users.

18.       Recalls:

18.1                           ANIKA shall be responsible for the coordination of any recall or field alert activities.

18.2                           OrthoNeutrogena shall be responsible for recalling product from end users and notifying end users of any field alert activities.

19.       Technical Support:

19.1                           Technical support will be mutually agreed upon as situations arise.

20.       Anika Quarterly Quality Measurement Reports

20.1                           Anika will provide OrthoNeutrogena with a quarterly Quality Measurement Report.  The report will include but will not be limited to:

20.1.1                  List of batches released

20.1.2                  Number of batches rejected

20.1.3                  Non Conformances (Primary raw material and component and Finished good)

20.1.4                  Confirmed Out of Specification (OOS) events

20.1.5                  First Pass Acceptance percentage

20.1.6                  Summary of Change Control activities on licensed OrthoNeutrogena products

20.1.7                  Raw Material, Component, and Bulk batch failure rates and corrective actions

20.1.8                  Quality holds

20.1.9                  Number of inspections by FDA or other agency

21.       Agreement Maintenance:

21.1                           This agreement shall be reviewed annually.

21.2                           Modifications can be made as required; any such modifications must be in writing and approved by Anika, PSGA and OrthoNeutrogena.

21.3                           Record Retention: Original signed copies of this Agreement must be maintained for ten (10) years from the date of approval.

22. Responsibilities:

GMP COMPLIANCE RESPONSIBILITIES

DUTIES	Anika	ON/PSGA	N/A	COMMENTS
1. RAW MATERIAL AND COMPONENTS
-Specifications Development & Maintenance	S	S
-Specifications Control in Plant/SOPs	R	A
- Approved Suppliers - New Suppliers	R R	A A
-Receipt/Warehousing/Segregation of Materials	R	A
-Incoming inspection, sampling & testing	R	A
-Retest as necessary for release	R	A
-Retest for expiration	R	A
-Inventory Management & Accountability - FIFO	R	A
-Destruction of Waste Materials	R	A
-Retain Samples (Active RM)	R	A
-Labelling Control & Accountability	R	A
-Disposition of Materials (Release/Reject)	R	A
-Use of Materials out of Specifications - Deviations	R	A
-Suppliers Audits	R	A
-Supplier Audit (API)	R	A

DUTIES	Anika	ON/PSGA	N/A	COMMENTS
2. BULK AND WORK-IN-PROGRESS
-Specifications Development and Maintenance	R	A
-Manufacturing Directions Development & Maint.	R	A
-Specifications Control in Plant	R	A
-Area/Equipment Set Up & Inspection	R	A
-Sanitization - Manufacturing Areas	R	A
-Filling Machinery & Equipment Sanitization	R	A
-Line Clearance Procedure	R	A
-Batch Records issuance & maintenance	R	A
-Equipment -maintenance, integrity & calibration	R	A
-Environmental & Personnel monitoring	R	A
-Primary batch record review	R	A
-Cleaning Records & Logs	R	A
-Dispensing records & logs	R	A
-In-Process Sampling analysis & testing	R	A
-Deviations from Bulk Parameters Specifications	S	S
-Development of Bulk and WIP Parameters/Annual Rev.	R	A
-Documentation System and SOPs/Int’l	R	A
-Changes to Process Parameters*	R	A
-Final Product Sampling and testing	R	A
-Disposition of Product (release/reject)	R	A
-Destruction of Waste Materials	R	A

* To the extent changes meet the threshold in the change control section of this agreement.

DUTIES	Anika	ON/PSGA	N/A	COMMENTS
3. PACKAGING
-Specifications Development & Maintenance	R	A
-Specifications Control in Plant	R	A
-Line Clearance Procedure	R	A
-Environmental & Personnel monitoring	R	A
-Labelling controls & reconciliation (bottle,PI,carton)	R	A
-Lot number, control	R	A
-Expiration Date Control	R	A
-Expiration Dating Development	R	A
-Cartoning & Bundling	R	A
-Palletizing and Storage	R	A
-Quarantine and Storage SOPs	R	A
-Deviations from Packaging Specifications	S	S
-Product Sampling, Inspection and testing	R	A

4. PRODUCT RELEASE
-Specifications Development and Maintenance	R	A
-Quarantine Release SOPs	R	A
-Product Release SOPs	R	A
-Standard Analytical & Microbiological Tests	R	A
-Batch record review	R	A
-Environmental monitoring review (air, water, steam, pressure)	R	A
-Tests Problem Resolution procedures	R	A
-Deviation(s) reporting, investigations, retest & documentation	S	S
-Disposition of Product (release/rejection)	R	A
-Evaluation of Finished Product with deviations from specifications	S	S
-Destruction of Waste Materials	R	A
-Quarantine & Quarantine Release procedures at Anika’s facility/Execute based on SOP	R	A
-Quarantine & Quarantine Release procedures at PSGA’s facility/Execute based on SOP	A	R
-Certificates of Analysis	R	A

DUTIES	Anika	ON/PSGA	N/A	COMMENTS
5. STABILITY PROGRAM
-Stability Protocols/Documentation System	R	A
-Documentation Systems/SOPs in Plant	R	A
-Retain Sampling	R	A
-Stability Testing	R	A
-New test Methods Development (validation, transfer, documentation)	R	A
-Test Methods Implementation	R	A
-Equipment Records, calibrations, validations	R	A
-Result Handling	R	A
-Result Reporting to PSGA	R	A
-Stability alert - OOS Results	R	A
-Reporting (Internal, External)	R	A
-FDA Field Alert	R	A

6. CUSTOMER COMPLAINTS
-Standard Operating Procedure-in plant investigation	R	A
-Logging/Receipt	S	S
-Retain Sampling, handling & testing	R	A
-Analysis
-in plant laboratory	R	A
-outside laboratory	R	A
-Synchrony on records with OrthoNeutrogena	S	S
-Reporting (Internal & External)	R	A
-

DUTIES	Anika	ON/PSGA	N/A	COMMENTS
7. GENERAL & FACILITY
-SOPs, Guidelines, Practices and Policies	R	A
-Monitoring, Maintenance, Calibration of
-Water Systems (DI, WFI)	R	A
-Clean Air System	R	A
-HVAC System	R	A
-Steam System	R	A
-Pressure System	R	A
-Annual Product Review
-Data Collection	R	A
-Written Report (Process, Analytical & Complaint Data)	R	A
-General Records Systems	R	A
-Documentation System in Plant	R	A
-Records Retention (Batch Records)	R	A
-Change Control in Plant	R	A
-Retain Samples Management	R	A
-Training and Education	R	A
-Process and Product Validation	R	A
-Facility and Systems	R	A
-Equipment	R	A
-Product	R	A
-Revalidation	R	A
-New Products	R	A

8. Compliance & PMA-related
- Adverse Drug Experience Reporting	R	A
- PMA compliance & Annual Report to FDA	R	A
- Recall coordination	R	S
- FDA Field Alert	R	S

A = Audits

R = Primary Responsible

D = Ultimate Decision Maker

S = Shared Responsibility/Agree

23.                               Approval Signatures

Approved By:	Date

Charles Sherwood, CEO, Anika Therapeutics, Inc.

Mary Getz, Vice President, Quality Assurance, Ortho-Neutrogena

Paul Strati, Director of Anika Therapeutics QA

Joseph Crea, Director of PSGA QA External Manufacturing

Frank Luppino, Vice President, Operations, Anika Therapeutics, Inc.

Written By:	Date

Jorge Alfonseca, Manager of PSGA QA External Manufacturing

History of Change

Version Number	Change Control Number	Section	Reason for Revision (Description of Change)
1	NA	NA	New Quality Agreement

Template History of Change

Version Number	Change Control Number	Section	Reason for Revision (Description of Change)
1.0	N/A	N/A	New template

EXHIBIT F

ANIKA COMPLAINT FORM

COMPLAINT FORM

Complaint File Number:	Complainant:
Date Complaint Received:	Address
Method of Communication of Complaint:	Address
Phone number

Product Name:	Product Lot Number:

Complaint:

Attach appropriate documentation to this form.
1.	Date Complaint Receipt Acknowledged:
2.	Was there a death, serious injury or serious illness?
3.	Any relationship of the device/drug to the reported incident?
4.	Is the event described in product labeling?
5.	Description of specific medical intervention action taken or withheld:

6.	Physician name:
7.	Description of patient condition:

8.	ADE or MDR Reportable Event? YES: NO: (If yes, proceed to #4.) If NO state Rationale:

Vigilance Reporting? YES: NO: Date Reported:

9.	Date Failure Investigation Initiated: If investigation was not initiated, state reason:

10.	CAPA #: If corrective action is not required, state rationale:

11.	Date Failure Investigation Closed:

F-1

Required Documentation Obtained and Complaint Closed:

Date of close-out to complainant:

QS/RA Signature:

Date:

F-2

EXHIBIT G

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G-1

Exhibit H

Current Development Plan

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EXHIBIT I

Top Tier Rest of World Countries

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EXHIBIT J

Form of ANIKA Confidentiality and Non-Disclosure Agreement Provisions

This Agreement is effective the            day of                    2004 between                                  having an office at                                           and Anika Therapeutics, Inc., a corporation organized and existing under the laws of the Commonwealth of Massachusetts and having a place of business at 160 New Boston Street, Woburn, Massachusetts 01801.

1.   Background.                                     and Anika Therapeutics, Inc. intend to engage in                      .  In the course of such discussions and negotiations, it is anticipated that either party may disclose or deliver to the other party certain of its trade secrets or confidential or proprietary information for the purpose of enabling the other party to evaluate the feasibility of such possible business relationship.  The parties have entered into this Agreement in order to provide for the confidential treatment of such trade secrets and confidential or proprietary information in accordance with the terms of this Agreement.  As used in this Agreement, the party disclosing its Proprietary Information (as defined below) is referred to as the “Disclosing Party”; the party receiving the other party’s Proprietary Information is referred to as the “Recipient.”

2.   Proprietary Information.  As used in this Agreement, the term “Proprietary Information” shall mean all secrets or confidential or proprietary information designated as “Confidential” in writing by the Disclosing Party, whether by letter or by the use of an appropriate proprietary stamp or legend, prior to or at the time any such trade secret or confidential or proprietary information is disclosed by the Disclosing Party to the Recipient.  Notwithstanding the foregoing, any of the Disclosing Party’s Proprietary Information which is orally or visually disclosed to the Recipient by the Disclosing Party, or is disclosed in writing without an appropriate letter, proprietary stamp or legend, shall constitute Proprietary Information if the Disclosing Party identifies it as confidential at the time of disclosure and, within thirty (30) days after such disclosure, delivers to the Recipient a written document or documents, marked “Confidential”, describing such Proprietary Information and referencing the place and date of such oral, visual, or written disclosure and the names of the employees or officers of the Recipient to whom such disclosure was made.

3.   Disclosure of Proprietary Information.  For a period of ten (10) years from the date of this Agreement, the Recipient shall hold in confidence, and shall not disclose to any person outside its organization, other than its lawyer and accountants, any of the Disclosing Party’s Proprietary Information.  The Recipient shall use such Proprietary Information only for the purpose for which it was disclosed and shall not use or exploit such Proprietary Information for its own benefit or the benefit of another without the prior written consent of the Disclosing Party.  The Recipient shall disclose

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such Proprietary Information received by it under this Agreement only to persons within its organization who have a need to know such Proprietary Information in the course of the performance of their duties and who are bound to protect the confidentiality of such Proprietary Information.

4.   Limitation on Obligations.  The obligations of the Recipient specified in Section 3 above shall not apply, and the Recipient shall have no further obligations, with respect to any of the Disclosing Party’s Proprietary Information to the extent that such Proprietary Information:

(a)  is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Recipient ;

(b)  is in the Recipient’s possession at the time of disclosure otherwise than as a result of Recipient’s breach of any legal obligation;

(c)  becomes known to the Recipient through disclosure by sources other than the Disclosing Party, which sources have the legal right to disclose such Proprietary Information;

(d)   is required to be disclosed by the Recipient to comply with applicable laws or governmental regulations, provided that the Recipient provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimizes the extent of such disclosure.

5.   Ownership of Proprietary Information.  The Recipient agrees that to the extent of its rights therein, the Disclosing Party is and shall remain the exclusive owner of all of its rights in Proprietary Information and all patent, copyright, trade secret, trademark and other intellectual property rights.  No license or conveyance of any such rights to the Recipient is granted or implied under this Agreement.

6.   Return of Documents.  The Recipient shall, upon the request of the Disclosing Party, return to the Disclosing Party all drawings, documents, and other tangible manifestations of the Disclosing Party’s Proprietary Information received by the Recipient pursuant to this Agreement (and all copies and reproductions thereof).

7.  Acknowledgement.  The parties acknowledge that Anika is a public company and may be disclosing material non-public information hereunder.  As such                                  hereto acknowledges its obligations under the Federal securities laws to refrain from trading while in possession of material non-public information.

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